UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Allegheny Technologies Incorporated

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1000 Six PPG Place
Pittsburgh, PA 15222-5479

March 9, 2011

To our Stockholders:

We are pleased to invite you to attend Allegheny Technologies Incorporated’s 2011 Annual Meeting of Stockholders. The meeting will be held at 11:00 a.m., Eastern Time, on Friday, April 29, 2011, in the Grand Ballroom (on the 17th Floor), Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219. The location is accessible to disabled persons.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement. Enclosed with this booklet are the following:

•	Proxy or voting instruction card (including instructions for telephone and Internet voting), and

•	Proxy or voting instruction card return envelope (postage pre-paid if mailed in the United States).

A copy of the Company’s Annual Report for the year 2010 is also enclosed.

Your Board of Directors recommends that you vote:

(1)	FOR the election of the three director nominees named in this Proxy Statement (Item A);

(2)	FOR the approval of the compensation of the Company’s named officers, in an advisory vote (Item B);

(3)	For the advisory vote to approve the compensation of the Company’s named officers to occur EVERY ONE YEAR, in an advisory vote (Item C); and

(4)	FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for 2011 (Item D).

This Proxy Statement also outlines many of the corporate governance practices at ATI, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2010 financial statements. We encourage you to read these materials carefully.

We urge you to vote promptly, whether or not you expect to attend the meeting.

If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on the proxy card, or enter the appropriate information by telephone or Internet, so that we can send an admission ticket to you before the meeting.

Thank you for your continued support of ATI. We look forward to seeing many of you at the 2011 Annual Meeting.

Sincerely,

L. Patrick Hassey
Chairman and Chief Executive Officer

ALLEGHENY TECHNOLOGIES INCORPORATED

Notice of Annual Meeting of Stockholders

Meeting Date:	Friday, April 29, 2011

Time:	11:00 a.m., Eastern Time

Place:	Grand Ballroom 17th Floor Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219

Record Date:	March 7, 2011

Agenda:

1) Election of three directors;

2) Advisory vote to approve the compensation of the Company’s named officers;

3)	Advisory vote on whether the advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years;

4) Ratification of the selection of Ernst & Young LLP as independent auditors for 2011; and

5) Transaction of any other business properly brought before the meeting.

Admission to the Meeting

Holders of ATI common stock or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and you plan to attend the meeting, you may obtain an admission ticket from us by mail by checking the box on the proxy card indicating your planned attendance and returning the completed proxy card promptly, or by entering the appropriate information by telephone or the Internet. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement.

The approximate date of the mailing of this Proxy Statement and proxy card, as well as a copy of ATI’s 2010 Annual Report, is March 23, 2011. For further information about Allegheny Technologies, please visit our web site at www.atimetals.com.

On behalf of the Board of Directors:

Jon D. Walton
Corporate Secretary

Dated: March 9, 2011

QUESTIONS AND ANSWERS	1
ATI CORPORATE GOVERNANCE AT A GLANCE	4
OUR CORPORATE GOVERNANCE	5
Corporate Governance Guidelines	5
Number and Independence of Directors	5
Board Leadership	6
Board’s Role in Risk Oversight	7
Director Terms	7
Committees of the Board of Directors	7
Audit Committee	8
Finance Committee	8
Nominating and Governance Committee	8
Personnel and Compensation Committee	8
Technology Committee	9
Board and Committee Membership — Director Attendance at Meetings	9
Director Compensation	10
Corporate Guidelines for Business Conduct and Ethics	11
Identification and Evaluation of Candidates for Director	12
Process for Communications with Directors	13
2012 Annual Meeting and Stockholder Proposals	13
STOCK OWNERSHIP INFORMATION	14
Section 16(a) Beneficial Ownership Reporting Compliance	14
Five Percent Owners of Common Stock	14
Stock Ownership of Management	15
Election of Directors — Item A on Proxy Card	16
Advisory Vote to Approve the Compensation of the Company’s Named Officers — Item B on Proxy Card	21
Advisory Vote on Whether the Advisory Vote to Approve the Compensation of the Company’s Named Officers Should Occur Every One, Two or Three Years — Item C on Proxy Card	23
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
Compensation Committee Report	40
Five-Year Total Stockholder Return	41
Summary Compensation Table for 2010	42
Grants of Plan-Based Awards for 2010	44
Outstanding Equity Awards at Fiscal Year-End for 2010	45
Option Exercises and Stock Vested for 2010	46
Pension Benefits for 2010	47
Nonqualified Deferred Compensation for 2010	48
Employment and Change in Control Agreements	49
Potential Payments upon Termination or Change in Control	52
Ratification of Selection of Independent Auditors — Item D on Proxy Card	57
Audit Committee Pre-Approval Policy	58
Independent Auditor: Services and Fees	58
Audit Committee Report	59
OTHER BUSINESS	59
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	60
CERTAIN TRANSACTIONS	60
OTHER INFORMATION	60

YOUR VOTE IS IMPORTANT
Please vote as soon as possible. You can help the Company reduce expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage-paid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON
APRIL 29, 2011.

The proxy statement and 2010 annual report of Allegheny Technologies Incorporated are available to review at: http://bnymellon.mobular.net/bnymellon/ati

PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

You can help the Company save money by electing to receive future proxy statements and annual reports over the Internet instead of by mail. See question 11 below.

1.	Who is Entitled to vote at the Annual Meeting?

If you held shares of Allegheny Technologies Incorporated (“ATI” or the “Company”) common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 7, 2011, you may vote your shares at the annual meeting. On that day, 98,933,798 shares of our Common Stock were outstanding. Each share is entitled to one vote. Stockholders do not have cumulative voting rights.

In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors (“Board”) requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	telephone, using the toll-free number listed on each proxy or voting instruction card;

•	the Internet, at the address provided on each proxy or voting instruction card;

•	marking, signing, dating and mailing each proxy or voting instruction card and returning it in the envelope provided (If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the three nominees for director named in this Proxy Statement, FOR approval of the compensation of the Company’s named officers, in an advisory vote; for the advisory vote to approve the compensation of the Company’s named officers to occur EVERY ONE YEAR, in an advisory vote; and FOR the ratification of the selection of the independent auditors); or

•	attending the meeting and voting your shares in person, if you are a “stockholder of record” (that is, your shares are registered directly in your name on the Company’s books and are not held in “street name” through a broker, bank or other nominee).

If you are a stockholder of record and wish to vote by telephone or electronically through the Internet, follow the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership. The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on April 28, 2011.

If your shares are held in “street name” (that is, they are held in the name of broker, bank or other nominee), or if your shares are held in one of the Company’s savings or retirement plans, you will receive instructions with your materials that you must follow in order to have your shares voted. For voting procedures for shares held in the Company’s savings or retirement plans, see question 6 below.

3.	How do I revoke or change my vote?

You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•	notifying the Corporate Secretary at the Company’s executive office;

•	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

•	attending the annual meeting and voting in person or by proxy (except for shares held in “street name” through a broker, bank or other nominee, or in the Company’s savings or retirement plans).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

4.	What shares are included on the proxy or voting instruction card?

The shares on your proxy or voting instruction card represent those shares registered directly in your name, those held on account in the Company’s dividend reinvestment plan and shares held in the Company’s savings or retirement plans. If you do not cast your vote, your shares (except those held in the Company’s savings or retirement plans) will not be voted. See question 6 for an explanation of the voting procedures for shares in the Company’s savings or retirement plans.

5.	What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on each of the proxy or voting instruction cards you receive) in order to ensure that all of your shares are voted.

6.	How are shares that I hold in a Company savings or retirement plan voted?

If you hold ATI Common Stock in one of the Company’s savings or retirement plans, you may tell the plan trustee how to vote the shares of Common Stock allocated to your account. You may either sign and return the voting instruction card provided by the plan trustee or transmit your instructions by telephone or the Internet. If you do not transmit instructions, your plan shares will be voted as the plan administrator directs or as otherwise provided in the plan.

The deadline for voting the shares you hold in the Company’s savings or retirement plans by telephone or the Internet is 11:59 p.m., Eastern Time, on April 25, 2011.

7.	How are shares held by a broker, bank or other nominee voted?

If you hold your shares of ATI Common Stock in “street name” through a broker, bank or other nominee account, you are a “beneficial owner” of the shares. In order to vote your shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

8.	What is a quorum?

A majority of the outstanding shares present or represented by proxy at the Annual Meeting constitutes a quorum. There must be a quorum for business to be conducted at the Annual Meeting. You are part of the quorum if you have voted by proxy or voting instruction card. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum.

The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

9.	What is the required vote for a proposal to pass?

The director nominees receiving the highest number of votes will be elected. Only votes “for” or “withheld” affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of election of directors.

With respect to approval of the compensation of the Company’s named officers in an advisory vote (Item B) and the ratification of the selection of the independent auditors (Item D), stockholders may vote in favor or against each of the proposals, and with respect to the advisory vote on whether the advisory vote to approve the compensation of the named officers should occur every one, two or three years (Item C) choose from the three options, or abstain from voting on any of the proposals. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the proposals. A stockholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against the proposal.

When a broker holding your shares in its name as a nominee does not have discretionary authority to vote your shares on a particular proposal and the broker does not receive voting instructions from you, your shares are referred to as “broker non-votes” with respect to that proposal. Under New York Stock Exchange rules, a broker holding your shares in its name as a nominee is not permitted to vote your shares in its discretion in the absence of voting instructions on the election of directors (Item A), on the approval of the compensation of the Company’s named officers in an advisory vote (Item B) and on the frequency of the advisory vote to approve the compensation of the Company’s named officers (Item C), but is permitted to vote your shares in its discretion on the ratification of the selection of the independent auditors (Item D). Because the director nominees receiving the highest number of votes will be elected, a broker non-vote is the equivalent of a “withheld” vote in the election of directors (Item A). Broker non-votes are not considered “present” for purposes of Items B and C; accordingly, broker non-votes will have no effect on the voting results of the proposal. Because brokers have discretionary authority to vote on the ratification of the selection of the independent auditors (Item D), in the absence of voting instructions, broker non-votes will have no effect on the voting results.

10.	Is my vote confidential?

The Company maintains a policy of keeping stockholder votes confidential.

11.	Can I, in the future, receive my proxy statement and annual report over the internet?

Stockholders can elect to view future Company proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. Costs normally associated with electronic access, such as usage and telephonic charges, will be borne by you.

If you are a stockholder of record and you choose to vote over the Internet, you can choose to receive future annual reports and proxy statements electronically by following the prompt on the voting page when you vote using the Internet. If you hold your Company stock in “street name” (such as through a broker, bank or other nominee account), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Stockholders who choose to view future proxy statements and annual reports over the Internet will receive instructions electronically that contain the Internet address for those materials, as well as voting instructions, approximately six weeks before future meetings.

If you enroll to view the Company’s future annual reports and proxy statements electronically and vote over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, stockholders of record should access www.bnymellon.com/shareowner/equityaccess and follow the instructions to cancel your enrollment. You should retain your control number appearing on your enclosed proxy or voting instruction card. If you hold your Company stock in “street name,” check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479.

ATI CORPORATE GOVERNANCE AT A GLANCE

This list provides some highlights from the Allegheny Technologies’ corporate governance program. You can find details about these and other corporate governance policies and practices in the following pages of the Proxy Statement and in the “Our Corporate Governance” section of the “About Us” page of our web site at www.atimetals.com.

•	Under our Corporate Governance Guidelines, at least 75% of our directors must be independent. Currently, approximately 90% of our directors are independent; Mr. Hassey is the only ATI officer on the Board and is the only non-independent, management director.

•	Independent directors meet in regularly scheduled executive sessions without management.

•	Stockholders can communicate with the independent directors.

•	All of the standing committees of the Board of Directors are composed entirely of independent directors.

•	All standing committees have a written charter that is reviewed and reassessed annually and is posted on our website.

•	Our Corporate Governance Guidelines are disclosed on our website.

•	We have an annual self-evaluation process for the Board and each standing committee.

•	Our Board evaluates individual directors whose terms are nearing expiration but who may be proposed for re-election.

•	Our Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholder-recommended candidates will be evaluated on the same basis as other candidates.

•	The Chair of the Audit Committee has been designated as an “audit committee financial expert.”

•	Stockholders are asked to ratify the Audit Committee’s selection of independent auditors annually.

•	Our internal audit function reports directly to the Audit Committee.

•	Our Corporate Guidelines for Business Conduct and Ethics for directors, officers, and employees are disclosed on our website.

•	We have stock ownership guidelines for officers and for directors.

•	We provide confidential stockholder voting.

•	Corporate governance and corporate responsibility are part of our sustainability policies and practices, and are discussed under the “Sustainability Report” section of our website.

OUR CORPORATE GOVERNANCE

Corporate Governance Guidelines

ATI’s Board of Directors has adopted Corporate Governance Guidelines, which are designed to assist the Board in the exercise of its duties and responsibilities to the Company. They reflect the Board’s commitment to monitor the effectiveness of decision making at the Board and management level with a view of achieving ATI’s strategic objectives. They are subject to modification by the Board from time to time. You can find the Company’s Corporate Governance Guidelines on our website at www.atimetals.com, by first clicking “About Us” and then “Our Corporate Governance.”

Number and Independence of Directors

The Board of Directors determines the number of directors. The Board currently consists of nine members: L. Patrick Hassey (Chairman), Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, Michael J. Joyce, James E. Rohr, Louis J. Thomas and John D. Turner.

In accordance with the Corporate Governance Guidelines, at least 75% of the Company’s directors are, and at least a substantial majority of its directors will be, “independent” under the guidelines set forth in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s categorical Board independence standards, which are set forth in the Corporate Governance Guidelines. A director is “independent” only if the director is a non-management director and, in the Board’s judgment, does not have a material relationship with the Company or its management.

The Board considers L. Patrick Hassey, the current Chairman and Chief Executive Officer of the Company, to not be an independent director. On February 28, 2011, the Company announced that Mr. Hassey will retire as Chairman and Chief Executive Officer and that Richard J. Harshman will be appointed Chairman, President and Chief Executive Officer. The Board expects that Mr. Harshman will not be considered to be independent.

The Board, at its February 25, 2011 meeting, affirmatively determined that the remaining eight of the Company’s current directors, Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, Michael J. Joyce, James E. Rohr, Louis J. Thomas and John D. Turner, are independent in accordance with the foregoing standards. Seven of the Company’s directors have no relationships with the Company other than as directors and stockholders of the Company. One of the Company’s directors, James E. Rohr, is Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. (“PNC”). The Company has a $400 million unsecured revolving credit facility with a syndicate of 10 financial institutions, including PNC Bank, National Association, a subsidiary of PNC, as lender and administrative agent. PNC Capital Markets LLC, an affiliate of PNC, served as lead arranger with respect to this facility. The Company pays fees to PNC Bank under the terms of this facility. The Company also invests in three money market funds managed by BlackRock, Inc. (“BlackRock”). PNC currently holds approximately 20% of the outstanding common stock of BlackRock. During 2010, the Company paid fees to PNC and its affiliates representing a de minimis portion of both the Company’s revenues and PNC’s revenues, and therefore, all amounts were substantially less than the thresholds set forth in the NYSE’s listing standards which disqualify a director from being independent. Mr. Rohr’s compensation is not affected by the fees that the Company pays to PNC. The Board has determined that (A) the transactions between the Company and PNC (i) are commercial transactions carried out at arm’s length in the ordinary course of business, (ii) are not material to PNC or to Mr. Rohr, (iii) do not and would not potentially influence Mr. Rohr’s objectivity as a member of the Company’s Board of Directors in a manner that would have a meaningful impact on his ability to satisfy requisite fiduciary standards on behalf of the Company and its stockholders, and (iv) do not preclude a determination that Mr. Rohr’s relationship with the Company in his capacity as Chairman and Chief Executive Officer of PNC is immaterial, and (B) Mr. Rohr is an independent director under NYSE existing guidelines and the Company’s categorical Board independence standards.

Audit Committee members must meet additional independence standards under NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”); specifically, Audit Committee members may not receive any compensation from the Company other than their directors’ compensation. The Board has also determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and the rules of the SEC.

Board Leadership

Under the Company’s Certificate of Incorporation, Amended and Restated Bylaws and Corporate Governance Guidelines, the Board of Directors has the flexibility to determine whether it is in the best interests of the Company and its stockholders to separate or combine the roles of Chairman and Chief Executive Officer of the Company at any given time. Whenever a Chairman and/or Chief Executive Officer is appointed, the Board of Directors assesses whether the roles should be separated or combined based upon its evaluation of, among other things, the existing composition of the Board of Directors and the circumstances at the time. On February 28, 2011, the Company announced that Mr. Hassey will retire as Chairman and Chief Executive Officer and that Richard J. Harshman will be appointed Chairman, President and Chief Executive Officer, effective May 1, 2011. The Board considered the roles and responsibilities of the Chairman and the Chief Executive Officer, and, while it retains the discretion to separate the roles in the future as it deems appropriate and acknowledges that there is no single best organizational model that is most effective in all circumstances, our Board of Directors currently believes that the Company and its stockholders will continue to be best served by the Chief Executive Officer also serving as Chairman following Mr. Harshman’s appointment.

The Board of Directors believes that Mr. Hassey having served, and that Mr. Harshman to serve, both as Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which more efficiently allows for a single, clear focus on the implementation of the Company’s strategy and business plans to maximize stockholder value. This leadership structure has resulted in the growth and financial success of the Company since Mr. Hassey began to serve in both capacities in May 2004. In addition, the Board of Directors believes that Mr. Hassey, serving in his respective capacities as Chairman and Chief Executive Officer, has served as an effective bridge between the Board of Directors and the Company’s management and that Mr. Harshman similarly will do so.

The Board of Directors has taken a number of measures related to corporate governance in order to provide what it views as an appropriate balance between the respective needs for dependable strategic leadership by the Chairman and Chief Executive Officer and the oversight and objectivity of independent directors, including the following:

•	There is only one management representative on the Company’s nine-member Board of Directors. Directors who have been determined by the Board of Directors to be independent in accordance with NYSE rules comprise approximately 90% of the Board of Directors, significantly above the majority standard mandated by the NYSE.

•	All members of each of the Audit Committee, the Finance Committee, the Nominating and Governance Committee, the Personnel and Compensation Committee and the Technology Committee of the Board of Directors are independent directors.

•	The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management, except to the extent that the independent, non-management directors request the attendance of a particular member of management. Further, any director may request that the independent, non-management directors go into executive session at any meeting. Rather than designating a lead independent director, the Board of Directors has determined that meetings of independent, non-management directors in executive session are to be chaired on a rotating, per meeting basis among the non-management chairs of the committees of the Board of Directors so that the Company may benefit from having different independent directors serve in that function from time to time.

•	All independent directors are free to suggest the inclusion of items on the agenda for any meeting of the Board of Directors or raise subjects that are not on the agenda for that meeting.

•	The Board of Directors and each of its committees has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management.

•	The Personnel and Compensation Committee, which is composed entirely of independent directors, is responsible for evaluating the performance of the Chief Executive Officer and other members of senior management.

•	The Nominating and Governance Committee, which is composed entirely of independent directors, is responsible for evaluating the overall performance of the Board of Directors. In addition, the Nominating and Governance Committee considers director candidates recommended by stockholders on the same basis as other candidates.

Board’s Role in Risk Oversight

The Board of Directors as a whole actively oversees the risk management of the Company. Enterprise risks — the specific financial, operational, business and strategic risks that the Company faces, whether internal or external — are identified and prioritized by the Board and management together, and then each specific risk is assigned to the full Board or a Board committee for oversight. The Nominating and Governance Committee periodically evaluates whether the identified risks are assigned to the appropriate Board committee (or to the Board) for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee and Finance Committee oversee management of market and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw material availability. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence of the Board, and the Personnel and Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation plans and policies and, in conjunction with the Board, key executive succession.

Management regularly reports to the Board or relevant Committee on actions that the Company is taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Director Terms

The directors are divided into three classes and the directors in each class generally serve for a three-year term unless the director is unable to serve due to death, retirement or disability. The term of one class of directors expires each year at the annual meeting of stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced. The Board may also create a new director position in any class and elect a director to hold the newly created position. It is expected that new directors appointed to the Board will stand for election by the stockholders at the next annual meeting.

Committees of the Board of Directors

The Board of Directors has the following five standing committees: Audit Committee, Finance Committee, Nominating and Governance Committee, Personnel and Compensation Committee, and Technology Committee.

Only independent directors, as independence is determined by NYSE rules, are permitted to serve on the Audit Committee, the Nominating and Governance Committee, and the Personnel and Compensation Committee. All of the standing committees of the Board of Directors are comprised of independent directors.

Each committee has a written charter that describes its responsibilities. Each of the Audit Committee, the Nominating and Governance Committee and the Personnel and Compensation Committee has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each committee on our web site at www.atimetals.com by first clicking “About Us,” then clicking “Our Corporate Governance” and then clicking “Committee Charters.”

Audit Committee

The current members of the Audit Committee are Michael J. Joyce (Chair), James C. Diggs, Barbara S. Jeremiah, Louis J. Thomas and John D. Turner. The Board of Directors has determined that these committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence. The Board of Directors has also determined that Michael J. Joyce meets the SEC criteria to be deemed an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Mr. Joyce has over 35 years of accounting, auditing and consulting experience, having most recently served as New England Managing Partner of Deloitte & Touche USA LLP prior to his retirement in May 2004.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Committee has the authority and responsibility for the appointment, retention, compensation and oversight of ATI’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors and the internal auditors have full access to the Committee and meet with the Committee with, and on a routine basis without, management being present.

The Audit Committee is also responsible for reviewing, approving and ratifying any related party transaction. For more information, see the “Certain Transactions” section of this Proxy Statement.

See also the Audit Committee Report in this Proxy Statement.

Finance Committee

The Finance Committee makes recommendations and provides guidance to the Board regarding major financial policies of the Company. It also serves as named fiduciary of the employee benefit plans maintained by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for overseeing corporate governance matters. It oversees the annual evaluation of the Company’s Board and its committees. It also recommends to the Board individuals to be nominated as directors, which process includes evaluation of new candidates as well as an individual evaluation of current directors who are being considered for re-election. In addition, this Committee is responsible for administering ATI’s director compensation program. The Committee also performs other duties as are described in the Corporate Governance Guidelines and in the Committee’s charter.

Personnel and Compensation Committee

The Personnel and Compensation Committee, on behalf of the Board of Directors, establishes and annually reassesses the executive compensation program and the Company’s philosophy on executive compensation, which is more fully discussed in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement.

One of the duties of the Personnel and Compensation Committee is to oversee Chief Executive Officer (“CEO”) and other executive officer compensation. The Committee reviews and approves corporate goals and objectives relevant to CEO and other executive officer compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level (either as a Committee or together with the other independent directors, as directed by the Board) based on this evaluation. The Committee also reviews and approves non-CEO executive officer compensation, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans that require Board approval. In addition, the Personnel and Compensation Committee administers ATI’s incentive compensation plans. For other executives, the Committee reviews and approves recommendations from management within plan parameters.

However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Personnel and Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the committee in the evaluation of the Chief Executive Officer or other executive compensation. The Committee may also obtain advice and assistance from internal or external legal, accounting or other advisors. Each year, the Committee retains a compensation consultant; for years 2007-2010, the Committee retained Mercer (US), Inc. (“Mercer”), an outside compensation and executive benefits consulting firm. In making its determination to retain Mercer, the Committee reviewed Mercer’s qualifications, including independence, and has assured itself of Mercer’s independence on an ongoing basis. Mercer was retained to assist the Committee to review market conditions and peer company practices and to benchmark the Company’s executive compensation programs against those parameters. Mercer performed market analyses of peer group companies and the general market for executive talent, and made recommendations to the Committee as to the form of and incentive opportunities for executive compensation. The Committee has also retained external legal advisors. Please see the information under the “Compensation Consultant” caption of the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about the role of the compensation consultant.

Mercer and the Company’s legal advisors periodically attend meetings of the Committee. For portions of those meetings, the Chief Executive Officer and the Executive Vice President, Human Resources, Chief Legal and Compliance Officer and Corporate Secretary also attend and are given the opportunity to express their views on executive compensation to the Committee. Please see the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about executive officer compensation.

Each member of the Personnel and Compensation Committee is a “non-employee director” of the Company as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

See also the Compensation Committee Report in this Proxy Statement.

Technology Committee

The Technology Committee reviews changing technologies and evaluates how they affect the Company and its technical capabilities.

Board and Committee Membership — Director Attendance at Meetings

During 2010, the Board of Directors held ten meetings. In 2010, all directors attended at least 75% of the total Board meetings and meetings of Board committees of which they were members, and average attendance at Board and committee meetings was approximately 99%.

The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management (except to the extent that the non-management directors request the attendance of a member of management). When, as is currently the case, the Chairman of the Board is a management director, or if the Chairman would otherwise so choose, the position of Chair of the meetings of the non-management directors rotates on a per meeting basis in the order specified in the Corporate Governance Guidelines among the non-management Chairs of the Board’s committees. If not a member of management, the Chairman of the Board would serve as Chair of these meetings.

A Board meeting is typically scheduled in conjunction with our annual meeting of stockholders and it is expected that our directors will attend absent good reason, such as a scheduling conflict. In 2010, all directors attended our annual meeting of stockholders.

The table below provides information with respect to current Board committee memberships. The table also sets forth the number of meetings held by each Board committee in 2010.

				Nominating	Personnel
				and	and
Director	Audit		Finance	Governance	Compensation	Technology
D. C. Creel			X	X *	X
J. C. Diggs	X		X*	X
J. B. Harvey				X	X
L. P. Hassey
B. S. Jeremiah	X					X
M. J. Joyce	X	*	X
J. E. Rohr					X *
L. J. Thomas	X					X
J. D. Turner	X		X			X	*
Number of Meetings held in 2010	13		6	7	7	4

*	Denotes Committee Chair.

Director Compensation

Effective January 1, 2007 and as amended August 1, 2008, the non-employee director compensation program consists of: an annual retainer fee comprised of a cash payment of $60,000 and restricted stock valued at $100,000; Committee chairperson cash retainer fee of a $10,000; $2,500 per day fee for attending Board meetings; and $1,500 for each committee meeting attended.

The Company also pays for ATI orientation or training of Board members outside of Board and committee meetings and for the directors’ travel, lodging, meal and other expenses connected with their Board service.

The non-employee directors of the Board earned the following in 2010:

					Change in
					Pension Value
					and Non-
	Fees				Qualified
	Earned Or			Non-Equity	Deferred
	Paid	Stock	Option	Incentive Plan	Compensation	All Other
	In Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)(2)	($)(3)	($)	($)	($)	($)(4)	($)

D. C. Creel	136,500	96,354	—	—	—	3,115	235,969
J. C. Diggs	155,000	96,354	—	—	—	3,115	254,469
J. B. Harvey	118,500	96,354	—	—	—	3,027	217,881
B. S. Jeremiah	124,000	96,354	—	—	—	2,586	222,940
M. J. Joyce	144,500	96,354	—	—	—	3,115	243,969
J. E. Rohr	108,000	96,354	—	—	—	3,115	207,469
L. J. Thomas	125,500	96,354	—	—	—	3,115	224,969
J. D. Turner	144,500	96,354	—	—	—	3,115	243,969

(1)	L. Patrick Hassey, Chief Executive Officer of the Company, is Chairman of the Board of Directors and does not receive any compensation for his service on the Board of Directors. All compensation paid to Mr. Hassey by the Company for his service as an executive officer is reflected under “Summary Compensation Table.”

(2)	This column reflects the annual retainer fee, committee chair fees, and Board and committee meeting fees paid to each director.

(3)	This column reflects the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of the restricted stock awards granted to directors under the Company’s Non-Employee Director Restricted Stock Program. Shares vest on the third anniversary of the date of grant, or earlier upon retirement, death or change of control, and expense is recognized over the vesting period. A discussion of the relevant assumptions made in the valuations may be found in Note 11 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)	This column reflects the cash dividends paid on directors’ restricted stock. After 2009, grants of restricted stock to non-employee directors accumulate stock dividends during the restriction period, and directors are entitled to receive dividends paid on the restricted shares only when the restrictions lapse.

The Board encourages directors to obtain a meaningful stock ownership interest in the Company. Pursuant to the guidelines, non-employee directors should own shares of Company Common Stock having a market value of at least three times the annual retainer amount within a reasonable time after December 31, 2010. The guidelines were met as of December 31, 2010.

In December 2004, the Board froze and discontinued the Company’s Fee Continuation Plan for Non-Employee Directors. Under the frozen plan, an amount equal to the annual retainer fee in effect for 2004, which was $28,000, will be paid annually to the members of the Board as of December 31, 2004, following the termination of the director’s service as a Board member, for each year of the director’s credited service as a director (as defined in the Plan) up to a maximum of ten years.

Corporate Guidelines for Business Conduct and Ethics

ATI has a code of ethics, which we refer to as the Corporate Guidelines for Business Conduct and Ethics (the “Guidelines”), that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer, and our controller and principal accounting officer. ATI has had a code of conduct for many years. We require all directors, officers and employees to adhere to these Guidelines in addressing legal and ethical issues encountered in their work. These Guidelines require that our directors, officers and employees avoid conflicts of interest, comply with all laws, conduct business in an honest and ethical manner and otherwise act with integrity and honesty in all of their actions by or on behalf of the Company. These Guidelines include a financial code of ethics specifically for our Chief Executive Officer, our Principal Financial Officer, and all other financial officers and employees, which supplements the general principles set forth in the Guidelines and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

Employees are required to certify that they have reviewed and understand the Guidelines. In addition, each year, all officers and managers are required to certify as to their compliance with the standards set forth in the Guidelines. Also, beginning in 2006, the Company implemented an online ethics training program, administered by a third party. We require all directors, officers and employees to take an interactive online ethics course, at least annually, addressing the Guidelines. In 2010, other courses were administered that addressed safeguarding data, anti-bribery laws and the Foreign Corrupt Practices Act, and social media.

The Company encourages employees to communicate concerns before they become problems. We believe that building and maintaining trust, respect and communications between employees and management and between fellow employees is critical to the overriding goal of efficiently producing high quality products, providing the maximum level of customer satisfaction, and ultimately fueling profitability and growth. Only the Audit Committee of the Board can amend or grant waivers from the provisions of the Guidelines relating to the Company’s executive officers and directors, and any such amendments or waivers will be promptly posted on our web site at www.atimetals.com. To date, no such amendments have been made or waivers granted.

A copy of the Corporate Guidelines for Business Conduct and Ethics, which includes the financial code of ethics, is available on our web site at www.atimetals.com by first clicking “About Us” and then “Our Ethics”.

Identification and Evaluation of Candidates for Director

The Board is responsible for recommending director nominees to the stockholders and for selecting directors to fill vacancies between stockholder meetings. The Nominating and Governance Committee recommends candidates to the Board. The Nominating and Governance Committee is comprised entirely of independent directors under the applicable rules and regulations of the New York Stock Exchange and Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee’s charter is available at the Company’s web site at www.atimetals.com by first clicking “About Us” and then “Our Corporate Governance.” Paper copies can be obtained by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and stockholders. For information on how to submit a candidate for consideration, please see the caption “2012 Annual Meeting and Stockholder Proposals” below.

Preliminary interviews of director candidates may be conducted by the Chair of the Nominating and Governance Committee or, at her request, any other member of the Committee or the Chairman of the Board. Background material pertaining to director candidates is distributed to the Committee for review. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and key senior management. The results of these interviews are considered by the Nominating and Governance Committee in its deliberations.

Though the Board does not have a formal policy regarding diversity, it is one of many criteria considered by the Board when evaluating candidates. Director candidates are generally selected on the basis of the following criteria: their business or professional experience, recognized achievement in their respective fields, integrity and judgment, ability to devote sufficient time to the affairs of the Company, the diversity of their backgrounds and the skills and experience that their membership adds to the overall competencies of the Board, and the needs of the Company from time to time. Nominees must also represent the interests of all stockholders. In accordance with the retirement policy for directors set forth in the Corporate Governance Guidelines, a person who is 72 years of age or older cannot be nominated to serve on the Board. Our practice has been that new directors added to the Board or to fill vacancies stand for re-election at the next annual meeting of stockholders.

In evaluating the needs of the Board, the Nominating and Governance Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the Chairman and Chief Executive Officer and other members of executive management. At a minimum, all recommended candidates must exemplify the highest standards of personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in and contribute to Board and committee meetings. Additionally, the Committee conducts individual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Process for Communications with Directors

We maintain a process for stockholders and interested parties to communicate with the Board of Directors or any individual director. ATI stockholders or interested parties who want to communicate with the Board or any individual director can write to:

Allegheny Technologies Incorporated
Corporate Secretary
Board Administration
1000 Six PPG Place
Pittsburgh, PA 15222-5479

or call 1-877-787-9761 (toll free). Your letter or message should indicate whether you are an ATI stockholder. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly when, for example, it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

2012 Annual Meeting and Stockholder Proposals

Under Rule 14a-8 of the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders must be received no later than November 24, 2011 for inclusion in the proxy statement and proxy card for that meeting. In addition, the Company’s certificate of incorporation provides that in order for director nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Corporate Secretary. The notice must contain certain information, including information about the proposal and the interest, if any, of the stockholder who is making the proposal, as well as the name, address and share ownership of the stockholder giving notice.

Stockholders may nominate candidates for election to the Board by following the procedures described in ATI’s certificate of incorporation. Stockholder-recommended candidates will be evaluated on the same basis as other candidates. The provisions of ATI’s certificate of incorporation generally require that written notice of a nomination be received by the Corporate Secretary, who will forward the information to the Nominating and Governance Committee of the Board of Directors for the Committee’s consideration. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving notice. For all such notices to be timely, the provisions of the Company’s certificate of incorporation generally require that notice be received by the Corporate Secretary not less than 75 days and not more than 90 days before the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting in the year 2012, we must receive this notice on or after January 30, 2012 and on or before February 14, 2012.

Stockholders may obtain a copy of the full text of the provisions of our certificate of incorporation by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479. A copy of our certificate of incorporation has been filed with the Securities and Exchange Commission and can be viewed on our web site at www.atimetals.com by first clicking “About Us” and then “Our Corporate Governance.”

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require the Company to disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and statutory insiders and by persons who beneficially own more than ten percent of a registered class of the Company’s equity securities. Based upon a review of filings with the SEC and written representations, the Company believes that, in 2010, all such persons complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 on a timely basis.

Five Percent Owners of Common Stock

The individuals and entities listed in the following table are beneficial owners of five percent or more of Company Common Stock as of December 31, 2010, based on information filed with the SEC. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire Common Stock that are exercisable currently or within 60 days.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(5)

Capital Group International, Inc.	6,628,304	(1)	6.7%
Capital Guardian Trust Company 11100 Santa Monica Boulevard Los Angeles, CA 90025
Trustees of the General Electric Pension Trust	5,671,950	(2)	5.8%
GE Asset Management Incorporated General Electric Company 3001 Summer Street Stamford, CT 06904
Neuberger Berman Group LLC	5,393,412	(3)	5.5%
Neuberger Berman LLC 605 Third Avenue New York, NY 10158
Maori European Holding, S.L. (Riofisa Holding, S.L.)	5,121,000	(4)	5.2%
Arbea Campus Empresarial Edificio 5 Carretera de Fuencarral a Alcobendas M 603 Km 3’800 Alcobendas (Madrid), Spain

(1)	Based on a Schedule 13G/A filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) made on February 8, 2011 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”), CGII had sole voting power with respect to an aggregate of 5,707,425 shares and sole dispositive power with respect to an aggregate of 6,628,304 shares at December 31, 2010. CGTC had sole voting power with respect to an aggregate of 3,939,970 shares and sole dispositive power with respect to an aggregate of 4,645,049 shares at December 31, 2010. CGII and CGTC disclaim beneficial ownership of 6,628,304 shares and 4,645,049 shares, respectively.

(2)	Based on a Schedule 13G filing under the Exchange Act made on February 14, 2011 by Trustees of General Electric Pension Trust (“GEPT”), GE Asset Management Incorporated (“GEAM”) and General Electric Company (“GE”), GEPT had shared voting and dispositive power with respect to 2,309,554 shares, GEAM had sole voting and dispositive power with respect to 3,362,396 shares and shared voting and dispositive power with respect to 2,309,554 shares at December 31, 2010. GE disclaimed beneficial ownership of all shares.

(3)	Based on a Schedule 13G filing under the Exchange Act made on February 14, 2011 by Neuberger Berman Group LLC (“NBG”) and Neuberger Berman LLC (“NB”), NBG had shared voted power with respect to an aggregate of 3,277,356 shares and shared dispositive power with respect to 5,393,412 shares at December 31, 2010. NB had shared voted power with respect to an aggregate of 3,277,356 shares and shared dispositive power with respect to 5,393,412 shares at December 31, 2010.

(4)	Based on a Schedule 13G filing under the Securities Act of 1934 made on June 9, 2008 by Riofisa Holding, S.L, which had sole voting and sole dispositive power with respect to an aggregate of 5,121,000 shares at May 30, 2008.

(5)	Percentages are based on shares of Company Common Stock outstanding as of March 1, 2011, as of which date there were 98,933,798 shares of Company Common Stock outstanding.

Stock Ownership of Management

The following table sets forth the shares of Common Stock reported to the Company as beneficially owned as of March 1, 2011 by the nominees for director, the continuing directors, each officer named in the Summary Compensation Table (“named officers”) and all directors, nominees, named officers and other statutory insiders as a group.

	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Class(2)

Diane C. Creel	20,389	*
Lynn D. Davis	66,409	*
James C. Diggs	9,229	*
Terry L. Dunlap	105,199	*
Richard J. Harshman	213,814	*
J. Brett Harvey	9,691	*
L. Patrick Hassey	657,704	*
Barbara S. Jeremiah	10,572	*
Michael J. Joyce	11,158	*
Dale G. Reid	62,033	*
James E. Rohr	22,015	*
Louis J. Thomas	10,965	*
John D. Turner	17,126	*
Jon D. Walton	183,732	*

All directors, nominees, named officers and other statutory insiders as a group (16)	1,484,836	1.5%

*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Company Common Stock.

(1)	The table includes shares of restricted stock (with respect to directors), and performance/restricted stock under the Performance/Restricted Stock Program and/or restricted stock under the Performance Equity Payment Program (with respect to named officers and statutory insiders) in the following amounts: each of Ms. Creel and Messrs. Diggs, Harvey, Joyce, Rohr, Thomas and Turner, 6,134; Ms. Jeremiah, 5,572; Mr. Hassey, 180,452; Mr. Harshman, 66,901; Mr. Walton, 52,076; Mr. Reid, 27,295; Mr. Dunlap, 43,192 and Mr. Davis, 32,891 and all directors, nominees, named officers and other statutory insiders as a group, 496,187. The table includes shares held in the Company’s 401(k) plans for the accounts of Mr. Walton, Mr. Reid and other members of the group and shares held jointly with the named individuals’ spouses.

The table also includes the following shares with respect to which beneficial ownership is disclaimed: 47,257 shares owned by Mr. Hassey’s spouse; 25,687 shares owned by Mr. Harshman’s spouse; 45,599 shares owned by Mr. Walton’s spouse; and 278 shares owned by Mr. Reid’s spouse.

The table includes shares issuable pursuant to options that are currently exercisable or may become exercisable on or before April 30, 2011 in the following amounts: Mr. Harshman, 15,000; Mr. Joyce, 1,000; Mr. Rohr, 5,000; Mr. Thomas, 2,000; Mr. Turner, 3,000; and for all directors, nominees, named officers and other statutory insiders as a group, 30,500.

(2)	As of March 1, 2011, there were 98,933,798 shares of Company Common Stock outstanding.

Election of Directors — Item A on Proxy Card

The Board of Directors has nominated for election three incumbent directors. James C. Diggs, J. Brett Harvey and Michael J. Joyce are Class III directors standing for re-election to the Board for a three-year term expiring in 2014.

The three nominees who receive the highest number of votes cast will be elected. If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares FOR the election of the three nominees named below unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Company has no reason to believe that any of the three nominees for election named below will be unable to serve.

The Board of Directors determined that each of the nominees qualifies for re-election under the criteria for evaluation of directors described under “Identification and Evaluation of Candidates for Director”. The Board of Directors determined that Messrs. Diggs, Harvey and Joyce qualify as independent directors under applicable rules and regulations and the Company’s categorical Board independence standards. See “Identification and Evaluation of Candidates for Director” and “Number and Independence of Directors” in this Proxy Statement.

All of our directors bring to our Board a wealth of leadership experience derived from their service in executive and managerial roles and also extensive board experience. Background information about the nominees and the continuing directors, including their business experience and directorships held during the past five years, and certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, are described in the following paragraphs.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES
LISTED ON THE NEXT PAGE.

Nominees — Term to Expire at the 2014 Annual Meeting (Class III)

James C. Diggs

Age 62

Prior to his retirement in July 2010, Mr. Diggs was Senior Vice President and General Counsel of PPG Industries, Inc., a producer of coatings, glass and chemicals, since 1997. He held the position of Secretary from 2004 to September 2009.

Mr. Diggs has been serving on the Board since 2001 and is Chair of the Finance Committee and also serves on the Audit and Nominating and Governance Committees. The Board believes that Mr. Diggs’s qualifications include, among other things, his experience with industry and legal matters, his senior leadership at a global public company, and his experience with domestic and international operations.

J. Brett Harvey

Age 60

Mr. Harvey has been Chief Executive Officer of CONSOL Energy Inc., a leading diversified fuel producer in the Eastern U.S., since 1998. He served as President until February 2011 and was appointed Chairman in June 2010. Mr. Harvey also was Chairman and Chief Executive Officer of CNX Gas Corporation, a subsidiary of CONSOL Energy, Inc., since 2009. Prior to 1998, he was President and Chief Executive Officer of PacifiCorp Energy Inc. and had served in several other management positions at PacifiCorp.

Mr. Harvey was elected to our Board of Directors in 2007 and currently serves on the Nominating and Governance Committee and the Personnel and Compensation Committee. The Board believes that Mr. Harvey’s qualifications include, among other things, his significant oversight experience through years of serving as a chief executive officer of a public company, his industry experience and expertise in the oil and gas market (a large end market for ATI), and his operational expertise.

In addition, Mr. Harvey has served on the Boards of Directors of CONSOL Energy Inc., since 1998, and Barrick Gold Corporation, since 2005. He also served on the Board of Directors of CNX Gas Corporation from 2005 to 2010 and as Chairman beginning in 2009.

Michael J. Joyce

Age 69

Mr. Joyce served as New England Managing Partner of Deloitte and Touche USA LLP, a public accounting firm, prior to his retirement in 2004.

Mr. Joyce joined the Board in 2004 and is Chair of the Audit Committee and a member of the Finance Committee. The Board believes that Mr. Joyce’s qualifications include, among other things, his extensive knowledge of public accounting and financial matters for complex global organizations.

Mr. Joyce has served on the Boards of Directors of A.C. Moore Arts & Crafts, Inc. since 2004 and as its Chairman since June 2006, and Brandywine Realty Trust since 2004. He also served on the Board of Directors of Heritage Property Investment Trust, Inc. until 2006.

Continuing Directors — Term to Expire at the 2012 Annual Meeting (Class I)

Diane C. Creel

Age 62

Prior to her retirement in September 2008, Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a subsidiary of Ecolab Inc. and a waste stream technology company using patented technologies, since 2003. Ecovation, Inc. became a subsidiary of Ecolab Inc. in February 2008. Previously, Ms. Creel served as Chief Executive Officer and President of Earth Tech, an international consulting engineering firm, from 1992 to 2003.

Ms. Creel has served on the ATI Board of Directors since 1996 and is Chair of the Nominating and Governance Committee and a member of each of the Finance Committee and Personnel and Compensation Committee. The Board believes that Ms. Creel’s qualifications include, among other things, her experience as a chief executive officer of various companies and her entrepreneurial, management and technical experience.

Ms. Creel is also a member of the Boards of Directors of Goodrich Corporation (since 1997) and Enpro Industries, Inc. (since 2009). Recently, she has also served on the Boards of Directors of Foster Wheeler Ltd., until 2008, American Funds of Capital Research Management, until 2007, and Teledyne Technologies Inc., until 2005.

James E. Rohr

Age 62

Mr. Rohr is Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc., a diversified financial services organization. He served as President of The PNC Financial Services Group from 1990 to 2002 and assumed the position of Chief Executive Officer in 2000. He was named Chairman in 2001.

Mr. Rohr has served on the Board of Directors since 1996 and is Chair of the Personnel and Compensation Committee. The Board believes that Mr. Rohr’s qualifications include, among other things, his significant leadership and management experience from his years of serving as a chief executive officer of a large, publicly-traded company, and his expertise in capital markets and financial matters.

He has served on the Boards of Directors of The PNC Financial Services Group, Inc. since 1990, BlackRock Inc. (of which The PNC Financial Services Group, Inc. holds approximately a 20% economic interest) since 1999, and EQT Corporation, formerly Equitable Resources, Inc., since 1996.

Louis J. Thomas

Age 68

Mr. Thomas served as Director, District 4, United Steelworkers of America for the Northeastern United States and Puerto Rico prior to his retirement in 2004.

Mr. Thomas was elected to the Board in 2004 and is a member of the Audit and Technology Committees. The United Steelworkers (“USW”) initially proposed the nomination of Mr. Thomas in connection with the 2004 labor negotiations with Allegheny Ludlum Corporation, a Company subsidiary. At that time, the Company agreed that the International President of the USW may propose a nominee for election as a director of the Company to the Company’s Chairman and Chief Executive Officer. The USW nominee is to be a prominent individual with experience in public service, labor, education or business who meets the antitrust and conflicts of interest screening required of all Company directors. Upon recommendation by the Nominating and Governance Committee and election to the Board, the USW nominee is expected to serve as a director during the term of the labor agreement. The Board believes that Mr. Thomas’s qualifications include, among other things, his broad experience with labor relations and the industrial and technical matters affecting our business.

Mr. Thomas served on the Board of Directors of Great Lakes Bancorp Inc., the holding company for Greater Buffalo Savings Bank, until 2006.

Continuing Directors — Term To Expire At The 2013 Annual Meeting (Class II)

L. Patrick Hassey

Age 65

Mr. Hassey is Chairman and Chief Executive Officer of ATI. Previously, Mr. Hassey served as President and Chief Executive Officer beginning in 2003 and also served as President until August 2010. He was elected to the Company’s Board of Directors in 2003 and has served as Chairman since 2004. Mr. Hassey has over 40 years of broad international experience in metals manufacturing, engineered products, marketing and sales. Prior to becoming President and Chief Executive Officer of ATI, Mr. Hassey worked as an outside management consultant to ATI executive management. Mr. Hassey was Executive Vice President and a member of the corporate executive committee at Alcoa Inc. at the time of his early retirement in 2003.

The Board believes that Mr. Hassey’s qualifications include, among other things, his leadership and extensive experience in the metals industry and aerospace market, and that his current position as the Company’s Chief Executive Officer provides him with intimate knowledge of our operations and, as described in the “Board Leadership” section of the Proxy Statement, a unified vision for the Company.

Mr. Hassey also serves on the Board of Directors of Ryder System, Inc. (since 2005).

On February 28, 2011, the Company announced that Mr. Hassey will retire as Chairman and Chief Executive Officer and that Richard J. Harshman will be appointed Chairman, President and Chief Executive Officer, effective May 1, 2011. Mr. Harshman will become a Class II director and will stand for election at the 2012 Annual Meeting of Stockholders.

Barbara S. Jeremiah

Age 59

Prior to her retirement in January 2009, Ms. Jeremiah served as Executive Vice President of Alcoa, Inc., a leading aluminum producer, from 2002 until 2008, when she also assumed the position of Chairman’s Counsel.

Ms. Jeremiah was elected to the Board in 2008 and currently serves on the Audit and Technology Committees. The Board believes that Ms. Jeremiah’s qualifications include, among other things, her strong background in the metals industry and significant strategic development and international experience.

Ms. Jeremiah also has served on the Boards of Directors of EQT Corporation (formerly Equitable Resources Inc.) since 2003 and First Niagara Financial Group, Inc. since 2010.

John D. Turner

Age 65

Mr. Turner served as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, from 2001 until his retirement in 2003.

Mr. Turner joined the Board in 2004 and currently serves as the Chair of the Technology Committee and also as a member of the Audit and Finance Committees. The Board believes that Mr. Turner’s qualifications include, among other things, his experience in executive oversight and senior leadership positions, background in the manufacturing sector, and familiarity with industrial and technical matters.

Mr. Turner has served on the Board of Directors of Matthews International Corporation since 1999 and as its Chairman since February 2010. He also served on the Board of Directors of Duquesne Light Holdings Inc. until 2007.

Members of Management’s Executive Committee

The following lists the members of management’s executive committee at December 31, 2010. For further information, see Item 1 captioned “Executive Management, Including Executive Officers under the Federal Securities Laws” of the Company’s Form 10-K for the fiscal year ended December 31, 2010.

L. Patrick Hassey, 65, has been Chief Executive Officer since 2003. Mr. Hassey also served as President until August 2010. He was elected to the Company’s Board of Directors in 2003 and has served as Chairman since 2004. Prior to this position, he worked as an outside management consultant to Allegheny Technologies’ executive management team. Mr. Hassey was Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. at the time of his early retirement in 2003. He had served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from 2000 to 2002. Prior to 2000, he served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc. Mr. Hassey will retire as Chairman and Chief Executive Officer effective May 1, 2011.

Richard J. Harshman, 54, has been President and Chief Operating Officer since August 2010. Previously, he served as Executive Vice President, Finance and Chief Financial Officer from 2003 to August 2010. Mr. Harshman has operating responsibility for the Company’s High Performance Metals, Flat-Rolled Products and Engineered Products business segments as well as for the Company’s investor relations, strategic sourcing and information technology. Mr. Harshman was Senior Vice President, Finance from 2001 to 2003 and Vice President, Finance from 2000 to 2001. Previously, he had served in a number of financial management roles for Allegheny Technologies Incorporated and Teledyne, Inc. Mr. Harshman will be appointed Chairman, President and Chief Executive Officer effective May 1, 2011.

Jon D. Walton, 68, has served as Executive Vice President, Human Resources, Chief Legal and Compliance Officer and Corporate Secretary since 2003. He also served as General Counsel until August 2010. Mr. Walton was Senior Vice President, Chief Legal and Administrative Officer from 2001 to 2003. Previously, he was Senior Vice President, General Counsel and Secretary. Mr. Walton will retire from the Company effective May 1, 2011.

Dale G. Reid, 55, became Senior Vice President, Finance and Principal Financial Officer in August 2010. Previously, Mr. Reid served as Vice President, Controller, Chief Accounting Officer and Treasurer since 2003. Mr. Reid was Vice President, Controller and Chief Accounting Officer from 2000 through 2003.

Hunter R. Dalton, 56, has served as Group President, ATI Long Products since October 2008, and as ATI Allvac Business Unit President since April 2008. Mr. Dalton previously served as Senior Vice President of Sales and Marketing for ATI Allvac since 2003.

Lynn D. Davis, 62, retired from the Company effective February 2, 2011. Prior to his retirement, Mr. Davis served as Group President, ATI Primary Titanium Operations beginning in August 2010. Previously, he served as Group President, ATI Primary Metals and Exotic Alloys from October 2008 to August 2010. Before that, Mr. Davis served as ATI Wah Chang Business Unit President from 2000 to October 2008.

Terry L. Dunlap, 51, has served as Group President, ATI Flat-Rolled Products since October 2008, and as ATI Allegheny Ludlum Business Unit President since 2002.

David M. Hogan, 64, has served as Group President, Engineered Products, since April 2007. Mr. Hogan also served as ATI Tungsten Materials Business Unit President from 1997 to June 2010.

Carl R. Moulton, 63, has served as Vice President, International since March 2009. Previously, Mr. Moulton was President of Uniti LLC since its formation in 2003.

Elliot S. Davis, 49, became Vice President and General Counsel in August 2010. Previously, he served as Assistant General Counsel since 2008 when he joined the Company. Mr. Davis had previously been a partner of K&L Gates LLP, where he practiced for nearly 20 years in their corporate, mergers and acquisitions and securities group.

Advisory Vote to approve the Compensation of the Company’s Named Officers — Item B on Proxy Card

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to provide compensation levels benchmarked to attract and retain exceptional managerial talent for the present and future and to offer incentive-based programs (i) in order to challenge managers to achieve business goals within their area of authority but without imprudent risk and (ii) in the interests of Company stockholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named officers.

Highlights of our executive compensation programs include the following:

•	the Personnel and Compensation Committee’s intention is for a substantial portion of the named officers’ compensation to be at risk, and for total compensation for the named officers to be at approximately the midpoint of peer group compensation, if actual Company performance is at the midpoint of actual peer group performance;

•	the balance between one year and longer term compensation achieves consistency in goal setting that considers both short term results and building a platform for future profitable growth;

•	incentive plan payouts are based on pre-established and measurable metrics and subject to clawback provisions;

•	award opportunities under the incentive programs are contingent on meeting performance targets that, in the view of the Personnel and Compensation Committee, are significant challenges to management;

•	at target levels of awards, based on stock trading values when the award is made, approximately 45% of compensation opportunities for the named officers is payable in cash and 55% is payable in stock;

•	the payment of awards under the AIP is conditioned on adherence to the Company’s Corporate Guidelines for Business Conduct and Ethics;

•	the Company provides only a limited number of perquisites and no longer provides gross-ups to its executives relating to personal air travel; and

•	the Company has stock ownership guidelines for its officers, including all of the named officers, which call for a minimum level of stock ownership based on the officer’s base salary, which is designed to further link their interests to increased stockholder value.

The Personnel and Compensation Committee continually reviews the compensation programs for our named officers to ensure that they achieve the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking our stockholders to indicate their support for our named officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Personnel and Compensation Committee or our Board of Directors. Our Board of Directors and our Personnel and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Personnel and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR
NAMED OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE
SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE
COMPENSATION TABLES AND ANY RELATED MATERIAL
DISCLOSED IN THIS PROXY STATEMENT.

Advisory Vote on whether the Advisory Vote to approve the Compensation of the Company’s named officers should occur every one, two or three years — Item C on Proxy Card

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement. By voting on this Item C, stockholders may indicate whether they would prefer an advisory vote on named officer compensation once every year, every two years, or every three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that while our executive compensation policies are designed to promote a long-term connection between pay and performance, executive compensation disclosures are made annually, and an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”

The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. In the event that none of the options of every one year, every two years or every three years for the frequency of the vote on the compensation of our named officers receives the required vote for approval, the frequency that receives the highest number of votes will be considered by the Board to be the stockholders’ preference, as expressed on an advisory basis. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE OPTION OF ONCE EVERY ONE YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE
RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND
ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) reviews the Company’s executive compensation programs, and the policies and decisions of the Personnel and Compensation Committee of the Board of Directors (the “Committee”) with respect to the Company’s named executive officers listed in the Summary Compensation Table for 2010 (the “named officers”).

The Committee has a two-fold task with respect to the Company’s compensation programs:

•	linking executives’ compensation to performance objectives that mesh with the Company’s business plans and advance the interests of its stockholders, and

•	supervising management’s implementation of the compensation programs for the Company’s other key employees.

The purposes of the Company’s executive compensation programs are:

•	to provide compensation levels benchmarked to attract and retain exceptional managerial talent for the present and future, and

•	to offer incentive-based programs (i) in order to challenge managers to achieve business goals within their area of authority but without imprudent risk and (ii) in the interests of Company stockholders.

The Company uses a “pyramid” approach to administer its compensation programs. Under this “pyramid” approach, an individual’s position and level of responsibility determines the compensation plans in which the individual is entitled to participate. The Committee believes that the mixture of three year and annual measurement periods, focusing on earnings, specified operational achievements and relative return to the shareholders and set in relatively equal portions of cash and equity, diffuse compensation risks and focus attention on performance tasks within the individual’s scope of authority. The following performance pyramid summarizes the principles of each of the compensation plans in which named officers participate. In 2010, Mr. Dale Reid participated in all programs except KEPP and PEPP, but will participate in KEPP in 2011.

© 2011 ATI

Key Executive Performance Plan (“KEPP”)

The KEPP is a cash-based incentive plan with a three-year performance measurement period. Only members of management’s executive committee are eligible to participate in this plan. Performance is measured by the degree to which, for Level I, pre-set goals of Company income before taxes, and, for Level II, specific operational and team-oriented goals, are achieved each over the three-year period. The purpose of the program has been to drive the Company’s earnings during the three-year period and simultaneously target the specific long-range business objectives achievable over the three-year period and the long term. The overall objective has been to build the platform on which the Company can achieve long-term, profitable growth.

Total Shareholder Return Incentive Compensation Program (“TSRP”)

Under the TSRP, awards denominated in shares of Company Common Stock are earned to the extent that returns on Company Common Stock (generally, trading price increase plus dividends) exceed the returns on the common stock of members of a peer group over a three-year performance measurement period. Approximately 50 key executives (including the named officers) participate in this plan. The purpose of this program is to focus management directly on returns to stockholders.

Performance/Restricted Stock Program (“PRSP”)

Shares of performance/restricted stock are awarded to participants under the PRSP. The restrictions provide that one-half of each award will vest, if at all, only if pre-set earnings targets are achieved over a three-year period. Vesting of the other half will accelerate if the performance targets are reached after three years, but otherwise will vest only if the employee is employed by the Company on the fifth anniversary of the grant. Approximately 100 key managers participate in this plan (including the named officers). However, because this broader group of managers represents the pool of talent for future management, the plan has a time-based vesting retention feature. This program is primarily designed to drive Company earnings.

Annual Incentive Plan (“AIP”)

The AIP is a cash-based, annual incentive bonus plan in which approximately 400 key employees participate (including the named officers). Performance is measured based on a weighted formula that takes into account operating earnings, operating cash flow, manufacturing improvements, employee safety, environmental compliance and responsiveness to customers. This diverse matrix of measures allows the Committee, for the named officers, to direct attention to goals and achievements within each participant’s direct control.

Base Salary

All salaried employees are paid a base salary that is benchmarked against a group of public companies with which the Company competes for salaried employees. For reasons driven by the geography of the Company’s operating locations and based on skill-set requirements, the peer group for salary benchmarking is somewhat different from the peer group used for measuring relative stock price returns. The peer group for stock price returns is focused more on the Company’s industrial and capital markets classifications.

2010 Performance

In 2010, the Company’s financial performance exceeded the earnings goals under the AIP. The relative stock return for the 2008-2010 measurement period was slightly below the mid-point for the comparable group, yielding a somewhat less than target payment under the 2008-2010 TSRP. However, the earnings targets under 2008-2010 PRSP and 2008-2010 KEPP, which were set in early 2008 before the economic downturn, were not met and no performance awards were paid under those programs. On the other hand, in the Committee’s view, management substantially attained the specific operational goals set in 2008 under Level II of the 2008-2010 KEPP that were designed to position the Company for future sustained growth. These goals included completion, on time, on budget and using internally generated funds, of key capital improvement projects to position the Company for strong performance in key markets in the future. The Committee believes the performance targeting process in the compensation program achieved its purposes.

Compensation Philosophy

For many years, and continuing in 2010, the Committee’s approach to all manager compensation has been to offer a package consisting of base salary that is competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. The Committee develops a prudent balance of annual and three-year programs measuring diverse criteria to discourage inappropriate risk. With respect to the named officers, the program consists of base salary, potential annual cash-based incentives, and longer-term (generally three-year) cash and/or equity compensation plans. The Committee’s intention is for a substantial portion of the named officers’ compensation to be at risk, and for total compensation for the named officers to be at approximately the midpoint of peer group compensation, if actual Company performance is at the midpoint of actual peer group performance.

The Committee has consistently determined that the executive compensation program be:

•	Performance-oriented, with opportunities for superior compensation for superior results;

•	Attractive for long-term careers with the Company, with appropriate retention features;

•	Linked to the interests of stockholders; and

•	Competitive in the aggregate.

Performance-Oriented

The Committee believes that management employees should have significant portions of compensation at risk by linking compensation to the attainment of Company performance goals — that is, the more senior the manager, the larger the percentage of compensation that should be at risk. The Committee believes that, if performance exceeds goals, total compensation should exceed the midpoint of compensation for the peer group described below, and that total compensation should be less than the midpoint of the peer group if actual Company performance does not achieve target levels.

The Committee views the executive compensation program as a management tool that, through goal and target setting, encourages the management team to achieve or surpass the Company’s business objectives. The array of goals and targets used across all management levels, which include both financial performance measures as well as pre-set goals within a particular participant’s area of responsibility, are designed to encourage a team-oriented approach to achieving Company profitability objectives and positioning the Company for the challenges of the future. The Committee scales compensation challenges and opportunities by level of responsibility and focuses performance on measures particular managers can most directly influence. The Committee believes that the performance goals and targets will challenge, attract and retain superior managers experienced in the Company’s businesses and direct their efforts toward achieving specific tasks that the Board and senior executives determine to be necessary for profitable growth.

Attractive for Long-Term Careers

The executive compensation program is designed to attract and retain a deep pool of managerial talent that shares the Company’s commitment to enhancing stockholder value in the short and longer terms. Base salaries are generally intended to be at the approximate mid-point of the peer groups described below. In addition, the Company offers a number of competitive retirement plans which are described in more detail under the heading “Other Compensation Policies — Defined Contribution Plans.”

Linking Compensation to the Interests of Stockholders

Over the last several years, the Committee has implemented its pay-for-performance philosophy by using performance metrics, such as earnings, income before taxes, stock price performance and the completion of operational tasks, as the principal goals for the performance-oriented programs, particularly for the named officers. Since 2004, the Company’s business plans have progressively focused on the profitable growth of the Company, proceeding through stages of reversing losses incurred in years prior to 2004, then diversifying the Company’s mix of products, and then toward achieving market leadership through demonstrated quality in core product lines with an emphasis on the most profitable product lines. Throughout, the Company’s business plans have focused on internal generation of the funds necessary for sustainable profitable growth and product and end market diversification. The Committee believes that focusing compensation programs first on earnings, income before taxes and stock performance directs management’s energies toward achieving those longer term goals.

In December 2009, the Committee recognized that the global downturn in demand for metals rendered the performance objectives for the 2008-2010 PRSP and 2008-2010 KEPP, which were aggressively set based on pre-recession business plans of the Company, obsolete and, in hindsight, unrealistic. Although it was clear that outside circumstances made the performance goals unattainable, the Committee chose not to reset those goals. At the same time, it was clear that management was executing well on the preset performance objectives under KEPP Level II, having achieved substantially all of those goals for the period ending in 2010 even though no payout was earned under the overambitious targets in KEPP Level I for the same period. To mitigate the effects of the unattainable targets in the existing plans and to promote retention, the Committee chose to implement the Performance Equity Pay Plan or “PEPP”, as described below, for members of management’s executive committee, as a method of providing an incentive toward challenging but attainable goals. The PEPP measures earnings achievement annually for 2010, 2011 and 2012. The Committee believes that maintaining its planning discipline but supplementing its compensation programs in light of external circumstances was a major contributor to the Company’s continued profitability and return to our stockholders as compared to the comparable group.

The Company also has stock ownership guidelines in place for its directors and officers, as discussed in the “Other Compensation Policies” section of this Proxy Statement.

Competitive in the Aggregate

The Committee reviews with outside compensation and legal advisors Mercer (US), Inc. (“Mercer”) and K&L Gates LLP, respectively, the compensation forms and practices at peer groups of companies (i) with which the Company competes for talent and skill sets in the Company’s multiple locations and (ii) in our industrial classification. The Committee uses this information as benchmarks to set base compensation levels throughout the management team at approximate mid-points of these groups. As described above, the incentive portions of the compensation programs provide opportunities to earn additional amounts if performance goals are met or exceeded, or less if performance goals are not met.

Process

Role of the Committee

The Personnel and Compensation Committee is composed of three independent, non-employee directors. With regard to the named officers and other members of management’s executive committee,

the Committee has the sole responsibility to carry out the Company’s overarching policy of linking the compensation program to the interests of stockholders. The Committee also has the responsibility to outline the programs for management employees more generally and to supervise management’s implementation of those programs to ensure a continuing source of leadership for the Company.

Monitoring of Performance and Progress Throughout the Year

The Committee meets periodically during the year to monitor Company and the individual performance of members of management’s executive committee. At these meetings, the Committee is provided with current but unaudited financial data and with internal Company reports on key performance measures to assess management’s interim progress toward achieving business objectives and the potential payouts under the plans. Portions of these meetings are attended by members of executive management and, from time to time, by the Committee’s outside compensation and legal advisors, with and without management being present. These meetings assist the Committee with its evaluation of whether the compensation programs continue to support and direct performance as required to achieve the Company’s business goals.

Compensation Consultant

As it has for the most recent five year period and in 2010, the Committee retained Mercer, one of few nationally recognized executive compensation consultants, to serve as its independent outside compensation consultant. The Committee, under its charter, has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation and has the sole authority to approve the retention terms of the consultant, including fees. The compensation consultant is retained solely by the Committee and is responsible only to the Committee. Implicit in the determination to retain a consultant is the Committee’s review of the appropriate qualifications of the consultant, including independence. Upon the retention of a compensation consultant, the Committee assures itself as to the independence of the consultant and re-evaluates the consultant’s independence on an ongoing basis. The Committee may, at any time, contact the consultant without interaction from management. With regard to executive compensation matters, Mercer assists the Committee in reviewing the continued suitability of the peer group used for setting base pay amounts and stockholder return achievement, and for reports on comparable company executive compensation practices.

Mercer and its affiliates have been retained by the Company to provide services unrelated to executive and director compensation matters and have provided these other services to the Company for several years. The Company and the Committee believe that, even though Mercer and its affiliates provide certain non-compensation consulting services, it does not affect Mercer’s ability to provide competent and independent advice relating to executive or director compensation matters. The Committee played no role in reviewing or approving the following other services provided by Mercer to the Company as these services were approved by management in the normal course of business. The Company utilizes Marsh, Inc., a national insurance broker, for placement of the Company’s various insurance policies and related consulting services, for which aggregate fees in 2010 were approximately $1.29 million. Also in 2010, Mercer Health and Benefits, Inc. provided consulting services relating to health and benefits matters, such as active employee and retiree medical expenses and premiums, and data-gathering and analysis of medical costs, for an aggregate fee of approximately $526,000. Mercer (US), Inc. provided consulting and actuarial services and studies relating to the Company’s defined benefit pension plan for fees totaling approximately $1.1 million. Mercer HR Services provided administrative services for the Company’s defined contribution plans and health benefit and defined benefit plans, including ongoing daily benefit administration, call center and website administration, and open enrollment for health benefit plans, for fees totaling approximately $5.46 million in 2010. Total fees for consulting services relating to executive and director compensation were approximately $88,000 for 2010.

Peer Group Companies and Benchmarking

The Committee recognizes that there are no public companies that engage in the full range of the Company’s specialty metals production, fabrication, marketing and distribution. The Committee has selected the peer group companies listed below on the bases of relative similarity to one or more of the aspects of the Company’s businesses and on the risk profiles typically assigned to those companies by the capital markets. The Committee recognizes that some companies in the peer group are more heavily involved in one aspect of the Company’s business than in others. For example, two members of the peer group are involved almost exclusively in the titanium business (and one more in fabrication than production) while others’ businesses are primarily focused on less specialized stainless steel production and distribution, and some are more heavily involved in sales rather than in production or fabricating. However, on balance, the Committee believes the peer group is representative of companies in the Company’s industry that serve similar markets.

For 2010 (including the 2010-2012 performance period), the same peer group was used as in 2008 and 2009, and consisted of the following companies:

AK Steel Holding Corporation	Precision Castparts Corp.
Alcoa Inc.	Reliance Steel & Aluminum Co.
Brush Engineered Materials	RTI International Metals, Inc.
Carpenter Technology Corporation	Schnitzer Steel Industries, Inc.
Castle (AM) & Co.	Steel Dynamics, Inc.
Commercial Metals	Timken Co.
Gerdau Ameristeel Corp. (included through August 2010)	Titanium Metals Corporation
Kennametal Inc.	United States Steel Corporation
Ladish Co., Inc.	Universal Stainless & Alloy Products
Nucor Corporation	Worthington Industries

The “Five-Year Total Stockholder Return” section of this Proxy Statement shows the peer groups’ performance over the past five years relative to Company performance and the S&P 500 Index.

In addition to peer group information, Mercer also provides the Committee with information as to the compensation practices across a wider group of industrial companies. With primary reliance on the peer group, and using information about the wider group of companies as a check against the peer group information, this “benchmarking” process assists the Committee in assessing the competitiveness of the Company’s programs and earnings opportunities relative to, as well as determining the approaches to compensation used by, the peer companies and other industrial enterprises.

Inherent in this process is a review of the financial performance of such companies to determine the relative efficacy of the programs they use in comparison to the Company’s goals and plans. The Committee considers the Company’s financial performance and other information they receive in the course of their service on the Board of Directors and on other Board committees. All of the foregoing information enables the Committee to evaluate the relative performance of the Company’s senior management team, individually and in the aggregate, and to make informed judgments concerning compensation programs, methods and award opportunities.

The Committee believes that the benchmarking process provides an important frame of reference for measurement and a perspective of competitive practices, but should not be the sole determinant of compensation practices at the Company. The Committee also takes into account the Company’s specific business plans and opportunities in order to fashion compensation programs intended to incentivize employees to achieve the Company business plans.

Internal Pay Equity

The Committee has been advised by Mercer regarding the relative compensation among the named officers. Peer company practices generally focus on traditional job functions within the portfolio associated with a specific title. For the named officers, the compensation levels generally reflect the job functions normally associated with a particular title and the degree of responsibility inherent in the operations supervised. In early 2010, the base compensation of two executive vice presidents reflected the collaborative roles played by those executives but, upon Mr. Harshman’s promotion to President and Chief Operating Officer, his base compensation was increased to reflect his increased responsibilities.

Similarly, upon Mr. Reid’s promotion, his base compensation was adjusted to take into account his increased responsibilities as Principal Financial Officer. In setting compensation opportunities, the Committee maintains appropriate ratios of compensation between the CEO compensation opportunities and the compensation opportunities of each of the other named officers. Recognizing the ultimate management responsibility of the CEO, base pay and compensation opportunities are significantly greater for the CEO than for the other named officers of the Company.

Implementation of Compensation Levels and Opportunities

Near the end of each year, the Board (including members of the Committee) receives the Company’s annual and longer-term business plans and has several opportunities to question management about those plans. For the last several years, at the Committee’s January meeting, the Committee thoroughly discusses which compensation programs, levels and goals were effective for the performance measurement periods then recently ended in December and which programs, levels and goals would optimize the achievement of the Company’s business plans for future periods without introducing systemic risk driven by compensation programs. The Committee also solicits the views of its advisors as to whether the programs under consideration reflect and support achievement of the Company’s business plan. Generally, at the Committee’s next meeting, in February or March, the Committee authorizes compensation programs for future periods and sets specific performance goals for senior management in light of approved business plans. Base salaries are set to be close to the mid-point of the base salary range within the comparable groups as reported by the compensation consultant. Potential award opportunities are set so that, if the aggressive plans are met, the total compensation levels will exceed the mid-point of that range. In addition, at that time, the Committee designs compensation programs for other members of the management group and directs senior managers to make awards under those programs consistent with guidelines given by the Committee. Members of executive management, primarily the CEO, have the discretion to fashion specific awards to key employees who are not named officers. No compensation awards under the long-term compensation plans have been made after the Committee’s February or March meeting in which compensation programs are authorized for future periods, as discussed above. However, awards may be made under the AIP after that time and awards under the AIP can be adjusted or pro-rated as necessary during the course of the year.

When setting compensation under the AIP and for the three-year performance measurement periods of the longer term incentive plans, the Committee looks to the prospective periods and does not take into account amounts earned in prior periods. The peer review process indicates this to be the industry practice. Moreover, the Committee does not believe it to be in the best interests of the Company to reduce prospective compensation opportunities if excellent performance in past periods has produced maximum cash awards and has caused the value of equity awards to increase significantly from the value on date of grant. Similarly, prospective compensation opportunities are not increased if past periods produced lower than targeted realizations of cash or equity awards.

Throughout the target setting and progress monitoring meetings, the Committee provides Mercer with the opportunity to discuss concepts with the Committee directly without the presence of Company personnel.

Committee Discretion

The Committee has always retained broad discretion to make compensation awards for recruitment and retention purposes as well as to reward extraordinary performance. The key concept in the named officer compensation program is and has been to provide comparatively modest compensation for average performance but to recognize superior performance with top quartile compensation. The Committee has the discretion to make awards above the amounts awarded under any plan to recognize extraordinary performance. In past years, the Committee exercised its discretion to increase awards when circumstances indicated it to be appropriate.

As noted above, the Committee recognized that during the 2008-2010 period, management had implemented substantially all of the targeted strategic actions under Level II of the KEPP for the period,

which actions included: start-up of the Company’s titanium sponge facilities; the STAL expansion and upgrades to the titanium and special plate facility in Washington, PA; the construction and start up of the Bakers, NC, titanium and superalloy forging facility; developed and implemented a strategy that improved the cost position of the grain-oriented electrical business; developed a capital efficient solution for the Allegheny Ludlum Hot Mill; refinanced $300 million in notes due in 2011; maintained the funded status of the defined benefit pension plan; and retained the investment grade credit rating for the Company. Despite those achievements and although the Company was continuously profitable during the downturn, no KEPP payment was due for the period because the corporate earnings for the period, targeted in 2008 at $3.1 billion for the 2008-2010 period using pre-recession business plans, was not achieved. The Committee noted that the earnings under the AIP for 2010 were indeed achieved, and chose to grant discretionary bonuses under the AIP for 2010 to Mr. Hassey of $693,206, to Mr. Harshman of $350,000 and Mr. Walton of $711,267, in light of their respective roles in implementing operating and strategic measures deemed critical to future growth of the Company. These discretionary awards are not performance compensation within the meaning of Section 162(m) of the Code.

Compensation Elements

Base Salary

The Committee views the executive compensation program as integrated through several levels of the Company’s management employees. Base salary for the named officers was benchmarked using a peer group survey prepared by Mercer. The Company’s practice had been to set base compensation for the named officers at or near the mid-point of the peer group. For 2010, the Committee, after reviewing information from Mercer, increased base salaries for the named officers by 3%, effective January 1, 2010 (not taking into account subsequent promotions). See the “Salary” column of the Summary Compensation Table for more information regarding the 2010 base salaries of the named officers.

Annual Incentive Plan or “AIP”

Overview. The AIP is a cash-based, incentive bonus plan in which approximately 400 key employees (including the named officers) participate. Performance is measured based on a weighted formula that takes into account operating earnings, operating cash flow, manufacturing improvements, employee safety, environmental compliance and responsiveness to customers. This diverse matrix of measures allows the Committee, for senior managers (including the named officers), and management, for other managers, to direct attention to goals and achievements within each participant’s direct control. A prerequisite to any award under the AIP is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

Performance Criteria. In considering performance targets for the 2010 AIP, the Committee took into account the Company’s business and operations plans. Corporate wide goals are set in a bottom-up process. Each operating division’s business plan and business conditions for 2010 were separately reviewed in setting targets, as were the expectations for manufacturing improvements, safety and environmental improvements, and customer responsiveness at each division. The resulting aggregate targets shown below are corporate wide and the focus for named officer compensation. The Committee recognized that opportunities for 2010 should allow for reasonable rewards for meeting, and larger amounts for exceeding, the performance goals that represented substantial challenges to AIP participants. The Company performance goals for 2010 consisted of the following components, weighted as indicated:

AIP Goal	Weighting

Operating Earnings Achievements	40%
Operating Cash Flow Achievements (before capital expenditures)	30%
Manufacturing Improvements	10%
(Inventory Turns 5%) (Yield Improvements 5%)
Safety and Environmental Compliance	10%
(Lost Time Incidents 5%) (Recordable Incidents 5%)
Customer Responsiveness	10%
(Delivery Performance 5%) (Quality/Complaints 5%)

The Committee selected these factors as the measurable indices of performance.

Relative weight was assigned to reflect the interests of stockholders, with earnings receiving the largest weighting followed closely by internal cash generation. However, the day-to-day hallmarks of performance, including inventory turns, yield, avoidance of lost time injuries, degree of safety and environmental compliance, meeting delivery goals and absence of customer complaints at the operating divisions are included, since these factors can give managers indicators of problems in a way to make timely corrections. In setting the financial goals for these day-to-day measures, the Committee looks to prior year’s achievement and the planned activities at a particular operating division to set the requirements for the coming year.

For Messrs. Hassey, Harshman, Walton and Reid, attainment of the performance goals for determining individual 2010 AIP bonuses was based on the performance of the Company as a whole. For Mr. Dunlap, attainment of the performance goals for determining his 2010 AIP bonus was based 35% on the degree to which the Company as a whole attained the foregoing predetermined performance levels with relative weighting and 65% on the degree to which the Company’s ATI Allegheny Ludlum business unit attained the foregoing predetermined performance levels at the business unit level, with the same relative weighting. Similarly, for Mr. Davis, attainment of the performance goals for determining his 2010 AIP bonus was based 35% on the degree to which the Company as a whole attained the foregoing predetermined performance levels and 65% on the degree to which the Company’s ATI Wah Chang business unit attained the foregoing predetermined performance level, with the same relative weighting.

For 2010, the threshold, target and maximum targets for the aggregate Operating Earnings Achievements and Operating Cash Flow Achievements, as defined, were as follows (in millions):

	Threshold	Target	Maximum

Operating Earnings Achievements (40%)	$34	$119	$254
Operating Cash Flow Achievements (before capital expenditures) (30%)	$322	$371	$450

The 2010 target level of operating earnings achievement was set to be in line with the Company’s business plan as of February 2010.

Award Opportunities. The opportunities for the named officers under the AIP, as measured in percentages of base pay, are set each year in connection with the review of peer group practices. Individual AIP opportunities are granted at “Threshold,” “Target” and “Maximum” levels, which are predetermined levels of achievement of the performance goals and are expressed as a percentage of base salary. The following table sets forth the potential awards as percentages of base salary in effect for 2010 for each named officer:

Named Officer	Threshold	Target	Maximum

L. Patrick Hassey	87.5%	175%	350%
Richard J. Harshman	50%	100%	200%
Jon D. Walton	50%	100%	200%
Terry L. Dunlap	40%	80%	160%
Lynn D. Davis	40%	80%	160%
Dale G. Reid	40%	80%	160%

Level of Difficulty. The Committee sets the threshold, target and maximum levels for all AIP measures, including those relating to manufacturing improvements, safety and environmental compliance, and customer responsiveness, so that the relative difficulty of achieving the target level is consistent from year to year. The objective is to achieve target on average over a period of years but to make it difficult to achieve the maximum payout in any given year. Over the past three years, the named officers received payouts above target in 2010, no AIP bonus in 2009 (with the exception of Messrs. Davis and Reid) and payout above target for 2008.

Committee Discretion. Under the AIP, even if the operating earnings goals are met, the Committee retains “negative discretion” to reduce actual amounts payable to each individual by up to 20% if the individual does not achieve the other predetermined goals for that year. The Committee also has discretion under the AIP to pay up to an additional 20% of an individual’s calculated award as annual bonus if the Committee determines that such additional amounts are warranted under the circumstances, including achieving financial performance in excess of the maximum performance goals set for the year. No discretionary additional amount would be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For 2010, the Committee chose to grant discretionary bonuses beyond the formula amount to Mr. Hassey, $693,206, Mr. Harshman, $350,000 and Mr. Walton, $711,267.

The Performance Equity Payment Plan or “PEPP”

Overview. The PEPP is a non-recurring, retention-oriented compensation program implemented by the Committee in 2010, for annual measurement periods of 2010, 2011 and 2012, in view of the impossibility of meeting the earnings goals set in other programs before the onset of the recession. Under the PEPP, a participant becomes entitled to receive a payment if the Company attains certain levels of predetermined earning during the measurement year. Awards are made at the beginning of the annual measurement period in the form of restricted Company common stock, which vests on December 31 if predetermined goals are attained. Payments are in the form of shares of common stock except for Mr. Hassey and Mr. Walton, whose awards are denominated half in stock and half in cash. Messrs. Hassey, Harshman, Walton, Dunlap and Davis participate in the PEPP.

Performance Criteria. Performance criteria are determined for each calendar year. The criteria used are earnings at a level consistent with the Company’s business plan.

Award Opportunities. Award opportunities are an amount equal to one year’s base salary of the participant.

Level of Difficulty. The earnings levels are set so that the participant will be challenged to achieve the then current earnings goals.

The Performance/Restricted Stock Program or “PRSP”

Overview. Under the PRSP, shares of performance/restricted stock are awarded to participants. The earnings threshold under the PRSP is set with respect to the Company’s three-year business plan. The PRSP program is primarily designed to drive Company earnings. One-half of the award under the PRSP has a performance-based vesting feature and the other half has both performance-based and time vesting components, as more fully described below. Approximately 100 key managers participate in this plan (including the named officers). However, because the broader group of managers represents the pool of talent for future management, the plan includes the time-based vesting retention feature. Because of its retention element, the earnings levels in this plan are not as challenging as the earnings levels in other incentive programs.

Performance Criteria. In February 2010, the Committee determined that for the 2010-2012 performance measurement period:

•	One-half of the stock-based award granted will vest, if at all, only upon the Company’s achievement of at least an aggregate of $150 million in net income (determined in accordance with U.S. generally accepted accounting principles) for the period of January 1, 2010 through and including December 31, 2012. If the net income target is not reached or exceeded on or before December 31, 2012, or if the individual leaves the employ of the Company for a reason other than retirement, death or disability before December 31, 2012, this one-half of the stock-based award will be forfeited.

•	The other one-half of the stock-based award is traditional restricted stock but also has a performance element. This one-half of each award will vest upon the earlier of (i) February 25, 2015 (if, except in the case of retirement, death or disability, the participant is still an employee of the Company on that date) or (ii) December 31, 2012, if the $150 million in net income performance criteria is attained for the January 1, 2010 through December 31, 2012 period.

The Committee set the minimum amount of net income required for vesting under the PRSP to reflect the Company’s expectations for earnings during the period.

Award Opportunities. The share amount of an individual’s performance/restricted stock award is calculated as a percent of base salary, based on the average of the high and the low trading prices of the Company’s Common Stock on the New York Stock Exchange on the date of the award, which was $43.46 per share on February 24, 2010. Furthering the Committee’s practices with respect to internal pay equities among the named officers, the respective percentages of base salary as set for 2010 used to determine the number of shares of performance/restricted stock for the named officers were as follows: Mr. Hassey, 200%, Messrs. Harshman and Walton, 125%, Messrs. Reid, Dunlap and Davis, 100%. Dividends declared on the Company’s common stock will be accumulated and paid in stock to the holders of performance/restricted stock when and if the restrictions lapse on the shares. In April 2009, the Company announced that it would no longer pay dividend equivalents on future grants of non-vested performance stock until earned.

The Total Shareholder Return Incentive Compensation Program or “TSRP”

Overview. The TSRP is an equity-based incentive plan in which awards are denominated in shares of Company Common Stock and participants have an opportunity to earn a number of shares based on a comparison of the Company’s total stockholder return (change in stock price plus dividends paid, or “TSR”) for a three-year performance measurement period, compared to the TSR for the same performance measurement period of a peer group of companies approved by the Committee. The target number of shares awarded (the “Opportunity Shares”) is determined at the start of the three-year performance measurement period using a per share value equal to the average of the high and low trading prices over the 30 trading days immediately preceding the first day of the performance measurement period. The percentile rank of returns on the Company’s Common Stock, or TSR, compared with actual TSR of the peer group for a three-year performance measurement period determines the number of shares, if any, received by the participants at the end of the period. The purpose of this program is to focus management directly on returns to stockholders. Approximately 50 key executives (including the named officers) participate in this plan.

Performance Criteria. The Committee established a new TSRP performance measurement period starting on January 1, 2010 and ending on December 31, 2012. Under the terms of the TSRP, the Committee selected the eligible participants, established the Opportunity Shares for each participant, and constructed the peer group of companies for that performance measurement period. The peer group used for the 2010-2012 performance measurement period is set forth under the caption “Compensation Discussion and Analysis — Peer Group and Benchmarking”.

At the end of the 2010-2012 performance measurement period, participants can earn varying percentages of their individual Opportunity Shares depending on the percentile rank of the Company’s TSR for the performance measurement period as compared to the TSR of the peer group for the same period. Interpolation is made between these points on a straight line basis. Company performance below the 25th percentile results in participants receiving no shares for the performance measurement period.

Award Opportunities. For the 2010-2012 performance measurement period, an individual’s Opportunity Shares were calculated by dividing a predetermined percentage of an individual’s base salary for 2010 by the average high and low trading prices of a share of Company Common Stock for the 30 trading days preceding January 1, 2010, or $38.02. The Opportunity Shares for each of the named officers are as follows: Mr. Hassey, 49,306; each of Messrs. Harshman and Walton, 14,494; Mr. Dunlap, 10,836, Mr. Davis, 9,753 and Mr. Reid 7,992.

For the 2010-2012 performance measurement period, the named officers can earn from 50% of their Opportunity Shares for Company performance at “threshold” (25th percentile), to 100% of the Opportunity Shares for Company performance at “target” (50th percentile), to a “maximum” of 300% of the Opportunity Shares for performance at the 90th percentile or above, as described above. The table below sets forth for each named officer the percentage of the named officer’s base salary used to determine the number of shares awarded under the TSRP at various TSR percentiles for the 2010-2012 performance measurement period.

	Percentage of Opportunity Shares Earned at Various TSR Percentiles
						(Maximum)
	(Threshold)	(Target)				90th Percentile and
	25th Percentile	50th Percentile	60th Percentile	70th Percentile	80th Percentile	Above

For all Named Officers	50%	100%	150%	200%	250%	300%

The number of shares of Company Common Stock earned, if any, are issued to the participants after the end of the performance measurement period. The number of shares earned, and their dollar value when earned, may exceed the dollar value of target at the time of the grant because this plan increases the number of shares that may ultimately be awarded for performance above the target level and because performance above the target level may contribute to a higher trading price of the Common Stock used to calculate the awards. Similarly, depending on the Company’s performance, the number of shares ultimately received may be less than the target level and the dollar value of awards earned could be less than the dollar value of the awards when granted.

The Key Executive Performance Plan or “KEPP”

Overview. The KEPP is a cash-based incentive plan with a three-year performance measurement period. Only members of management’s executive committee are eligible to participate in this plan. The KEPP was established by the Committee initially in 2004 in order to keep the Company’s long-term incentive programs competitive with peer companies. The overall objective of the KEPP has been to position the Company to achieve long-term, profitable growth. For purposes of the compensation tables, three KEPP performance measurement periods are applicable: 2008-2010, 2009-2011, and 2010-2012.

As described below, cash targets under the KEPP are based on two levels — Level I and Level II. Level I uses improvement in income before taxes (“IBT”) over a three-year base period to determine achievement. Level II awards are based on the accomplishment of specific operational team tasks keyed to positioning the Company for future challenges, and are subject to the negative discretion of the Committee. No payments are permitted under Level II if Level I achievements are below the threshold or are at or above the maximum.

Performance Criteria. Since KEPP was adopted in 2004, its focus has been on Company earnings because stockholders consider earnings when evaluating the Company’s performance and because earnings generate the resources for the Company to reposition itself through capital investment. The Level II operational goals are developed as a roadmap for management to achieve specified operational goals that position the Company for the future.

For the 2008-2010 performance measurement period, the focus was on the completion of key capital improvement projects. The 2009-2011 performance measurement period focuses on qualifying the newly constructed capital projects for specific, high performance applications. The 2010-2012 performance measurement period focuses on product qualification and niche market penetration.

KEPP Level I.
Performance Criteria. Under Level I, participants will receive cash payments if, but only if, a predetermined level of aggregate IBT is attained or exceeded for the applicable performance measurement period, as explained above. Level I bonus pools increase on a graduated scale as aggregate IBT increases through the specified gradients to a maximum level of aggregate IBT at the highest of the ten gradients. The Committee sets the IBT targets at levels it believes would drive year-over-year earnings growth for the Company. The Committee intends for the IBT targets for this plan to be particularly challenging. No amounts were earned under the aggressive 2008-2010 targets or banked under the 2009-2011 performance targets. As indicated above, the Committee chose not to adjust the targets which were viewed to be aggressive in light of external circumstances.

Award Opportunities. For KEPP participants, Level I target awards are set at one times base salary and achievement of each gradient of IBT above target increases potential awards by one times base salary, to a maximum of ten times base salary.

Opportunities under KEPP Level I are scaled so that the aggregate compensation of participants will be at or below median of the peer group if performance is less than the threshold level of payment, but will result in aggregate compensation to KEPP participants at approximately the 90th percentile of the peer group if performance is at the highest pre-set gradient. Threshold and gradients are intended to be substantial challenges to participants. No additional amount will be paid for performance achieving IBT above the highest gradient.

Amounts payable under Level I are generally calculated as follows. Once the Company’s actual IBT achievement for the applicable performance measurement period is determined, the corresponding IBT gradient level is ascertained. Level I payments for each participant in KEPP are the multiple of that individual’s base pay in effect at the beginning of the three-year measurement period that corresponds to the actual IBT gradient achieved during the three-year measurement period.

KEPP Level II. The purpose of Level II is to direct the actions of the management team to perform specific strategic actions that, if achieved, the Company expects will result in outstanding earnings in the future, including over the three-year period. Level II is a separate bonus pool that is formed if pre-set strategic action goals are achieved and permits participants to earn awards even if the pre-set financial goals under Level I are not fully achieved, for measurement periods beginning before 2011, as long as minimum IBT levels are met. This is due to the fact that certain goals under Level II, by their nature, require more than one year to implement, and perhaps several years for it to be determined whether those goals were achieved. The specific strategic actions under Level II are proprietary, but in the past have included: acquiring assets required to penetrate predetermined niche markets; efficiently increasing the Company’s titanium production capacity; establishing the facilities as producers of high quality products; specific cost control measures; increasing overseas presence and production; and other team-oriented tasks key to the Company’s long term business plan and designed to fundamentally reposition the Company to succeed in cyclical markets. Therefore, Level II permits KEPP participants to be rewarded for achieving the pre-set operational goals even though the benefits in earnings under Level I have been delayed. However, no Level II award has been paid unless the Level I minimum amount in aggregate IBT is achieved. The Level II bonus pool, subject to the Committee’s negative discretion, increases at the same graduated scale used for Level I for the first five gradients of aggregate IBT, and thereafter, the Level II bonus pool decreases on a graduated scale as aggregate IBT increases through the gradients, so that no bonus pool under Level II is available at the highest gradient of aggregate IBT. For measurement periods beginning in 2011 and after, the Committee amended the KEPP Level II provisions so that the Level II bonus pool is determined based on the relative degree the specific strategic actions are achieved. The Committee may exercise negative discretion to reduce any awards otherwise earned under Level II based on the Committee’s evaluation of the extent to which designated key operational objectives are achieved.

Banking Feature. The KEPP plan has a “banking feature” whereby, if the actual achievement for any one or more years exceeds the average annual targets for that year, a KEPP payment may be reserved to be paid after the end of the measurement period at that achievement level. All “banked” amounts under the KEPP are not payable until the completion of the applicable performance measurement period and are subject to forfeiture prior to the end of the performance measurement period if employment is terminated for reasons other than death, disability or retirement. Once the relevant performance measurement period is completed, awards are paid out at the greater of the (i) performance level at the end of the period, or (ii) total of banked amounts for the year(s) earned.

2008-2010 Gradients and Performance. For the 2008-2010 KEPP performance measurement period, an aggregate of $3.1 billion in IBT was required at threshold, and each of the successive nine gradients requires an additional $100 million in aggregate IBT. No additional amount would be paid for performance achieving IBT above the highest gradient. The earnings target for the 2008-2010 KEPP measurement period were set aggressively based on the Company’s very successful results in 2007. In view of the economic circumstances prevailing in 2008, 2009 and 2010, no amounts were earned under the 2008-2010 KEPP. The Level II strategic actions for the 2008-2010 performance period were substantially attained but no payout is due because the earnings in Level I were not achieved.

For the 2009-2011 KEPP performance measurement period, based on the Company’s then business plan, an aggregate of $375 million in IBT is required at threshold in Level I, and each of the successive nine gradients requires an additional $115 million in aggregate IBT. No additional amount will be paid for performance achieving IBT above the highest gradient. Similarly, due to the difficult economic circumstances in 2010 and aggressive targets under the 2009-2011 KEPP, no amount was banked for the participants for 2010 performance for the 2009-2011 performance period, despite substantial achievement of the strategic actions in Level II.

For the 2010-2012 KEPP performance measurement period, an aggregate of $300 million in IBT is required at threshold in Level I, and each of the successive nine gradients requires an additional $75 million in aggregate IBT. No additional amount is paid for performance achieving IBT above the highest gradient.

For the recently completed 2008-2010 performance measurement period, no amounts under the 2008-2010 KEPP were paid to the named officers participating in the plan and no amounts were banked for the 2009-2011 KEPP measurement period. Amounts were banked at the second gradient for one year under the 2010-2012 KEPP based on the Company’s 2010 performance.

Employment Contracts and Change in Control Agreements

For retention purposes, the Committee has authorized two employment contracts and double trigger change in control severance agreements, all of which reflect competitive practices as advised by Mercer.

The two employment agreements to which the Company is a party consist of a three-year agreement with Mr. Hassey that was entered into when Mr. Hassey was recruited in 2003 and is automatically renewed and a one-year agreement with Mr. Walton that was entered into in 1996 when Allegheny Ludlum Corporation and Teledyne, Inc. combined and is automatically renewed.

The Company has entered into a change in control agreement with each of the named officers except for Mr. Hassey. The change in control agreements are intended to better enable the Company to retain the named officers in the event that the Company is the subject of a potential change in control transaction. Based on past advice from the compensation consultant, the Committee believes that the potential payments under the change in control agreements are, individually and in the aggregate, in line with competitive practices. The Committee takes the value of these contracts, as well as the qualified and non-qualified plans discussed below, into account when setting named officer compensation.

For a more detailed discussion of these agreements, see the “Employment and Change in Control Agreements” section of this Proxy Statement.

Other Compensation Policies

Adherence to Ethical Standards; Clawbacks

The payment of awards under the AIP is conditioned on adherence to the Company’s Corporate Guidelines for Business Conduct and Ethics. Furthermore, the Committee has included clawback provisions in each compensation program that require participants in plans to return compensation to the extent that earnings or other performance measures are improperly reported.

Pension Plans

The Company also sponsors a number of defined contribution and, for some executives who were employees of Allegheny Ludlum Corporation or Teledyne, Inc. prior to the 1996 combination (which includes all of the named officers except for Mr. Hassey), defined benefit retirement arrangements that include non-qualified programs compliant with Section 409A of the Code aimed at restoring the effects of limitations imposed by the Code. The benefits payable under these programs are more modest than the benefits payable under restoration plans sponsored by other manufacturing companies, in large part because accruals for former Teledyne, Inc. employees under the applicable qualified defined benefit plan have been curtailed and because the defined benefit plan for former Allegheny Ludlum Corporation employees was frozen in 1988. The Company does sponsor a “Supplemental Pension Plan” covering certain corporate officers, including all of our named officers except for Mr. Dunlap and Mr. Davis, as a non-qualified plan that pays one half of the individual’s salary at retirement to the executive (or spouse) for ten years after retirement at age 62 or at or after age 58 with the consent of the Company. The Company maintains these programs in order to offer competitive compensation and as retention devices. For more information regarding the pension plans of the named officers, see the Pension Benefits table and accompanying narrative.

No Stock Options

The Committee ceased awarding stock options to employees as a matter of policy after 2003 and to directors after 2006. Some stock options granted before that time remain outstanding as reported elsewhere in this Proxy Statement. The Committee retains discretion to award stock options to employees but there is no present intent to do so, except possibly in recruitment or retention situations. At the time that the Committee ceased awarding stock options, it chose to implement the PRSP for a smaller, more senior group of managers (including all of the named officers) than the group previously considered for option awards. The Committee’s view was that the PRSP, by putting half of each award “at risk” for performance for the limited group of employees, would more efficiently provide a strong performance incentive to the management employees more able to influence corporate earnings and goal achievement.

Perquisites

The Company provides a limited number of perquisites, having eliminated the use of automobiles and reimbursement for country club memberships several years ago. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from their Salt Lake City residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft so that he can maintain a full schedule with the Company. In April 2009, the Company announced that it would no longer provide gross-ups to its executives relating to personal air travel. For more information regarding the perquisites of the named officers, please see the “All Other Compensation” column of the Summary Compensation Table.

Federal Income Taxes/Tax Deductibility

The Committee has intended that the compensation programs be performance-based within the meaning of Section 162(m) of the Code. All compensation earned under these programs is intended to be deductible by the Company for federal income tax purposes. The Committee retains discretion to adjust compensation paid under these programs to recognize extraordinary performance. If that discretion is exercised, upward adjustments may not be deductible for federal income tax purposes.

Stock Ownership Guidelines

The Company has stock ownership guidelines for its officers, including all of the named officers. The guidelines call for a minimum level of stock ownership based on the executive’s base salary, which is designed to further link these executives’ interests to increased stockholder value, as follows: Chief Executive Officer, three times base salary; Executive Officers, two times base salary; and Vice Presidents, one times base salary. The executives are required to have achieved the target ownership levels before September 2008 or five years from the date the executive’s employment began, whichever is later. All of the named individuals met these guidelines during 2010. The Company also has stock ownership guidelines for its non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement.

Mix of Compensation Components

The Committee believes that it strikes an appropriate balance for named officers between cash and stock compensation opportunities and between one year and longer term opportunities. At target levels of awards, based on stock trading values when the award is made, approximately 45% of compensation opportunities for the named officers participating in all of the following plans (base salary, AIP and KEPP) are payable in cash and 55% is payable in stock (PRSP and TSRP). The Committee believes that the balance between one year and longer term compensation achieves consistency in goal setting that considers both the short term results and building a platform for future profitable growth. The Committee also believes that this cash and equity compensation ratio, along with the stock ownership guidelines for executives, focuses management’s attention on the interests of stockholders and encourages executives to retain shares of stock. It is expected that the Committee will strive to retain these general ratios. In addition, the Committee believes that the complementary but diverse goals, overlapping performance measurement periods, and balance of payment forms serve to substantially reduce the possibility that the compensation process could provide incentive to undertake imprudent risk.

In late 2009, the Committee recognized the potential retention issues raised by the combination of aggressive target setting in the Company’s incentive plans and the unforeseeable depth of the ongoing recession. The Committee adopted the PEPP for the calendar years 2010-2012 that would pay to each of seven participants (a group that includes the named officers except for Mr. Reid), an annual amount for each of the calendar years 2010, 2011 and 2012 in shares of Company Common Stock (in the cases of Messrs. Hassey and Walton, one half in stock and one half in cash) equal to their respective annual base salaries for that calendar year, if a preset earnings target for that calendar year is achieved and the individual is an employee of the Company on the last business day of the calendar year. For the 2010 calendar year measurement period, the earnings goal was to attain a positive amount of income before taxes.

Analysis of 2010 Compensation Decisions

The net result of the Committee’s compensation actions with respect to the named officers for 2010 was to maintain the weight of base pay relative to the sum of base pay and target incentive opportunities of approximately 13% for Mr. Hassey, 18% for Messrs. Harshman and Walton, 21% for Messrs. Dunlap and Davis, and 22% for Mr. Reid (using the same stock price at the end of the period as used to denominate the awards). The Committee set the target incentive opportunities for Messrs. Harshman and Reid prior to their respective promotions and did not adjust the award opportunities in view of the promotions. The Committee chose to maintain the high degree of leverage on the incentive compensation so that if target levels of performance under each program were achieved (using the same stock price at the end of the period as used to denominate the awards), the aggregate compensation paid to the named officers would approximate the 50th percentile of the peer group. If the maximum level of performance is reached under the KEPP, the aggregate compensation for named officers is expected to exceed the 90th percentile for the 2010-2012 performance measurement period. In addition, the Committee chose to maintain what it believes to be the optimal balance between cash and equity opportunities as well as between annual and three-year programs to diffuse potential compensation risks to the Company.

The Committee believes that these comparatively high opportunity levels are justified not only by the relative weighting of incentive to guaranteed compensation, but also by the aggressive target performance levels set by the Committee and the discipline the Committee has shown in choosing not to adjust targets for external circumstances. The Committee believes that the target requirements are significant challenges to management. If achieved, the rewards to management would be relatively high as compared to the peer group, but the Company will have been positioned for continued profitable growth with enhanced titanium sponge, titanium melt, nickel-based superalloy melt, and finishing capabilities, quality qualification of facilities, and improvements in its other businesses. Mercer advised the Committee that the performance requirements set by the Committee are at growth levels that exceed the average of the growth levels of other members of the peer group.

At its December 2010 and January 2011 meetings, in connection with the review and approval of payouts for the 2008-2010 performance measurement period, the Committee discussed the weakness in the economy as a whole during 2009, though the Company performed well relative to its peers. The Committee was also advised that the incentive payments for the then closing three-year measurement periods under the long-term incentive compensation plans would result in named officer compensation below the median targeted when the compensation programs were adopted. Nonetheless, the Committee chose not to adjust the performance goals set prior to the onset of the recession. In this regard, the Committee determined that it is important to reemphasize and maintain its pay for performance philosophy notwithstanding adverse economic conditions.

Compensation Committee Report

The Personnel and Compensation Committee (referred to in this Report as the “Committee”) has reviewed and discussed the preceding Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement. The Committee furnishes this Report for inclusion in the 2011 Proxy Statement and recommends its inclusion in the Company’s Annual Report on Form 10-K.

Submitted by:
PERSONNEL AND COMPENSATION COMMITTEE,
whose members are:
James E. Rohr, Chairman
Diane C. Creel
J. Brett Harvey

Five-Year Total Stockholder Return

The following graph shows the cumulative total stockholder return (i.e., price change plus reinvestment of dividends) (“TSR”) on our Common Stock for the five years ended December 31, 2010, as compared to the S&P 500 Index and a peer group of companies. We believe the peer group of companies is representative of companies in our industry that serve similar markets during the applicable periods. The total stockholder return for the peer group is weighted according to the respective issuer’s stock market capitalization at the beginning of each period. The graph assumes that $100 was invested on December 31, 2005.

Please see the information under the caption “Compensation Discussion and Analysis — Peer Group and Benchmarking” of this Proxy Statement for a discussion of the peer group for 2010.

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Summary Compensation Table for 2010

The following Summary Compensation Table sets forth information about the compensation paid by the Company to the Chief Executive Officer, the Principal Financial Officer(s) and to each of the other three most highly compensated executives required to file reports under Section 16 of the Securities Exchange Act of 1934, as of December 31, 2010 (the “named officers”).

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(5)	($)(6)	($)	($)(7)	($)(8)	($)(9)	($)

L. Patrick Hassey(1)	2010	937,300	693,206	7,810,313	0	4,878,334	3,198,823	659,434	18,177,410
Chairman and Chief Executive	2009	910,000	0	5,205,291	0	3,481,000	352,744	493,070	10,442,105
Officer	2008	907,917	0	4,377,531	0	5,514,208	367,554	750,291	11,917,501

Richard J. Harshman(1)	2010	515,490	350,080	2,458,621	0	1,548,222	1,229,663	239,543	6,341,619
President and Chief Operating	2009	428,000	0	1,530,152	0	1,636,267	945,987	140,810	4,681,216
Officer	2008	427,000	0	1,286,795	0	2,160,733	963,641	170,847	5,009,016
Jon D. Walton(2)	2010	440,840	711,267	2,241,645	0	1,407,455	1,222,131	209,268	6,232,606
Executive Vice President,	2009	428,000	0	1,530,152	0	1,636,267	203,648	152,658	3,950,725
Human Resources, Chief	2008	427,000	0	1,286,795	0	2,160,733	62,803	180,602	4,117,933
Legal and Compliance Officer,
and Corporate Secretary

Dale G. Reid(3)	2010	323,079	0	1,116,369	0	500,000	427,190	105,668	2,472,306
Senior Vice President, Finance
and Principal Financial Officer

Terry L. Dunlap	2010	412,000	0	1,919,292	0	628,787	2,702	102,207	3,064,988
Group President, ATI Flat-Rolled	2009	400,000	0	1,144,038	0	1,475,000	3,414	90,512	3,112,964
Products and ATI Allegheny	2008	386,667	0	926,015	0	1,658,803	(435)	123,170	3,094,220
Ludlum Business Unit President

Lynn D. Davis(4)	2010	370,800	0	1,727,457	0	600,908	801,512	37,182	3,537,859
Group President, ATI Primary	2009	360,000	0	1,029,605	0	1,421,301	926,126	28,152	3,765,184
Titanium Operations

(1)	Mr. Hassey announced that he will retire as Chairman and Chief Executive Officer of the Company and that Mr. Harshman will be Chairman, President and Chief Executive Officer, effective May 1, 2011. Mr. Harshman served as Executive Vice President, Finance and Chief Financial Officer until August 1, 2010.

(2)	Mr. Walton will retire from the Company effective May 1, 2011.

(3)	Mr. Reid became Senior Vice President, Finance and Principal Financial Officer on August 1, 2010.

(4)	Mr. Davis retired from the Company effective February 2, 2011.

(5)	Discretionary cash bonuses.

(6)	The values set forth in this column are based on the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of PRSP and PEPP awards and awards under the Company’s TSRP, and include PRSP and TSRP awards made in 2010, 2009, and 2008, for the applicable year shown in the table above, each of which has a three year performance measurement period. The PEPP awards were made in 2010 and have a one year performance measurement period. Grant date fair values of PRSP, PEPP and TSRP awards are calculated based on the expected outcome of the related performance conditions to which the awards are subject, as applicable. If maximum performance were to be achieved, the 2010 amounts for each named officer would be as follows: Mr. Hassey, $9,240,444; Mr. Harshman, $2,881,580; Mr. Walton, $2,661,192; Mr. Reid, $1,345,826; Mr. Dunlap, $2,236,782; and Mr. Davis, $2,013,215.

The fair value of nonvested performance/restricted stock awards is measured based on the stock price at the grant date, adjusted for non-participating dividends, as applicable, based on the current dividend rate. For nonvested stock awards to employees in 2010, 2009, and 2008, one-half of the nonvested stock (“performance shares”) vests only on the attainment of an income target measured over a cumulative three-year period. The remaining nonvested stock awarded to employees vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained. For the 2010 PRSP awards, the values were calculated using the average of the high and low trading prices of the Company’s Common Stock on February 24, 2010, the date of grant, of $43.46.

Fair values for the TSRP awards at target were estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over three-year time horizons matching the TSRP performance periods.

A discussion of the relevant assumptions made in the valuations may be found in Note 11 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(7)	Consists of performance-based (and not discretionary) cash awards earned for the years indicated under the AIP and the KEPP, respectively, as follows. The amounts, if any, set forth below for the 2009-2011 KEPP and 2010-2012 KEPP are the “banked” amounts earned under ongoing KEPP plans (for the 2009-2011 and 2010-2012 performance measurement periods) based on 2010 performance. There were no amounts “banked” under the 2008-2010 KEPP based on performance in 2009 and 2008. “Banked” amounts under the KEPP are not payable until the completion of each KEPP’s performance measurement period and are subject to forfeiture prior to the end of the performance measurement period if employment is terminated for reasons other than death, disability or retirement. Once the relevant performance measurement period is completed, awards are paid out at the greater of the (i) performance level at the end of the period, or (ii) total of banked amounts for the first two years earned. For Mr. Reid, the amount of his performance-based cash award earned under the 2010 AIP was $500,000.

	2010	2008-2010	2009-2011	2010-2012
	AIP	KEPP	KEPP	KEPP

L. P. Hassey	$3,306,794	$0	$0	$634,240
R. J. Harshman	$1,249,920	$0	$0	$298,302
J. D. Walton	$888,733	$0	$0	$298,302
T. L. Dunlap	$350,000	$0	$0	$278,787
L. D. Davis	$350,000	$0	$0	$250,908

For Messrs. Hassey and Walton, amounts include 2010 deferred salary awards under the PEPP of $937,300 and $220,420, respectively.

(8)	The amounts in this column include amounts that are not vested and may not ultimately be received by the named officer. The amounts reflect the actuarial change in the present value of the named officer’s benefits under all defined benefit pension plans and defined contribution plans (both qualified and non-qualified) established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. For Mr. Harshman, changes in prior year pension values reflect revised estimates for adjusted actuarial factors relating to retirement and years of service.

(9)	Other amounts in the “All Other Compensation Column” include the following:

				Contributions
				made by the
				Company to
				401(k) and		Dividends on
				other		Nonvested
			Benefit	Defined		Performance/
	Tax		Restoration	Contribution	Insurance	Restricted
	Reimbursements		Plan	Plans	Premiums	Stock	Other
Name	($)		($)	($)	($)	($)	($)

L. P. Hassey	3,404	*	370,786	24,695	26,658	115,335	4,966
R. J. Harshman	3,436	*	129,701	24,695	2,702	35,822	4,966
J. D. Walton	3,436	*	115,607	24,695	12,642	33,264	4,966
D. G. Reid	3,404	*	22,138	24,695	3,325	16,931	4,966
T. L. Dunlap	0		47,769	24,695	2,131	27,612	0
L. D. Davis	0		0	10,125	2,535	24,522	0

*	For city club membership and parking.

Messrs. Hassey, Harshman and Mr. Walton also received perquisites and personal benefits in 2010 of $113,590, $38,221 and $14,658, respectively, for air travel. The values of any perquisites, including personal travel amounts, are calculated based on the aggregate incremental cost to the Company. Amounts relating to air travel are calculated based on the variable costs of hourly and fuel surcharges and excise taxes paid by the Company for the leased aircraft used. Fixed costs are not included. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City, Utah residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft to travel to and from Mr. Hassey’s family home in Salt Lake City so that he can maintain a full schedule with the Company. Mr. Hassey’s use of Company leased aircraft for these purposes is a provision of Mr. Hassey’s employment agreement with the Company. Also, the Personnel and Compensation Committee has required Mr. Hassey to use Company leased aircraft for the Company’s benefit.

In April 2009, the Company announced that it would no longer provide executives with income tax gross-ups for air travel and would discontinue paying dividend equivalents on future grants of non-vested performance stock until the amounts are earned.

Under the non-qualified defined contribution portion of the ATI Benefit Restoration Plan, the Company supplements payments received by participants under the Company’s defined contribution plan by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Code. See also the narrative discussion following the Non-Qualified Deferred Compensation Table. The amount reported in the “All Other Compensation” column for Mr. Reid includes $30,209 of incremental accruals for his benefit under a contributory deferred compensation plan that ceased accepting new deferrals in 2003.

Quarterly dividends paid on shares of performance/restricted stock are paid either in cash or in stock, and in which case are based on average of the high and low of the intra-day price of the shares on the applicable dividend payment date. The price used to reinvest shares, and the mechanism and manner in which the dividends are reinvested, are consistent with the Company’s dividend reinvestment plan.

The “Other” column includes amounts for city club membership and parking.

Grants of Plan-Based Awards for 2010

										All Other
										Option
			Estimated			Estimated			All Other	Awards:	Exercise
			Possible Payouts			Future Payouts			Stock	Number of	Or Base	Grant Date
			Under Non-Equity			Under Equity			Awards:	Securities	Price of	Fair Value of
			Incentive Plan Awards			Incentive Plan Awards			Number	Underlying	Option	Plan-Based
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Options	Awards	Equity
Name	Description(1)	Date	($)	($)	($)	(#)	(#)	(#)	of Stock (#)	(#)	($/sh)	Awards ($)(2)

L. P. Hassey	AIP		820,138	1,640,275	3,280,550
	PRSP	2/24/2010				21,567	43,134	43,134				1,787,473
	TSRP	2/24/2010				24,653	49,306	147,918				5,100,025
	KEPP		937,300	937,300	9,373,000
	PEPP	1/3/2010	937,300	937,300	937,300	20,151	20,151	20,151				922,815

	Total		2,694,738	3,514,875	13,590,850	66,371	112,591	211,203	—	—	—	7,810,313

R. J. Harshman	AIP		310,000	620,000	1,240,000
	PRSP	2/24/2010				6,340	12,679	12,679				525,418
	TSRP	2/24/2010				7,247	14,494	43,482				1,499,204
	KEPP		440,840	440,840	4,408,400
	PEPP	1/3/2010				9,477	9,477	9,477				433,999

	Total		750,840	1,060,840	5,648,400	23,064	36,650	65,638	—	—	—	2,458,621

J. D. Walton	AIP		220,420	440,840	881,680
	PRSP	2/24/2010				6,340	12,679	12,679				525,418
	TSRP	2/24/2010				7,247	14,494	43,482				1,499,204
	KEPP		440,840	440,840	4,408,400
	PEPP	1/3/2010	220,420	220,420	220,420	4,739	4,739	4,739				217,023

	Total		881,680	1,102,100	5,510,500	18,326	31,912	60,900	—	—	—	2,241,645

D. G. Reid	AIP		140,000	280,000	560,000
	PRSP	2/24/2010				3,496	6,991	6,991				289,707
	TSRP	2/24/2010				3,996	7,992	23,976				826,662

	Total		140,000	280,000	560,000	7,492	14,983	30,967				1,116,369

T. L. Dunlap	AIP		164,800	329,600	659,200
	PRSP	2/24/2010				4,740	9,480	9,480				392,851
	TSRP	2/24/2010				5,418	10,836	32,508				1,120,835
	KEPP		412,000	412,000	4,120,000
	PEPP	1/3/2010				8,857	8,857	8,857				405,606

	Total		576,800	741,600	4,779,200	19,015	29,173	50,845	—	—	—	1,919,292

L. D. Davis	AIP		148,320	296,640	593,280
	PRSP	2/24/2010				4,266	8,532	8,532				353,566
	TSRP	2/24/2010				4,877	9,753	29,259				1,008,813
	KEPP		370,800	370,800	3,708,000
	PEPP	1/3/2010				7,972	7,972	7,972				365,078

	Total		519,120	667,440	4,301,280	17,115	26,257	45,763	—	—	—	1,727,457

(1)	Represents the Company’s Annual Incentive Plan (AIP), Performance/Restricted Stock Program (PRSP), Total Shareholder Return Incentive Compensation Program (TSRP), Key Executive Performance Plan (KEPP) and Performance Equity Payment Program (PEPP).

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718 and correspond to the aggregate values disclosed in the “Stock Awards” column in the 2010 Summary Compensation Table. For the PRSP nonvested stock award, one-half of the award (“performance shares”) vests only on the attainment of an income target measured over a cumulative three-year period. The fair value of PRSP nonvested stock award as presented above is measured based on the stock price at the grant date, with the assumption that the performance criteria will be achieved. The remaining nonvested PRSP stock awarded to employees vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained.

Fair value for the TSRP award was estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over a three-year time horizon matching the TSRP performance period. A discussion of the relevant assumptions made in the valuations may be found in Note 11 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

For the 2010-2012 performance measurement period, the payment to continuing KEPP participants for threshold performance is approximately 1.18% of the amount of income before taxes for each of Level I and Level II, and the payment opportunities increase to approximately 3.64% of the designated amount of income before taxes for Level I and for Level II at the highest gradient. No compensation is paid for performance in excess of the highest gradient.

For KEPP, gradients among participants are a direct function of base salary at each gradient. The CEO’s percentage of the potential pools for 2010-2012 is approximately 26.4%.

Outstanding Equity Awards at Fiscal Year-End for 2010

		Option Awards					Stock Awards
									Equity		Equity
									Incentive		Incentive
									Plan		Plan Awards:
									Awards:		Market
				Equity					Number of		or Payout
				Incentive				Market	Unearned		Value of
		Number of	Number of	Plan Awards:			Number of	Value of	Shares,		Unearned
		Securities	Securities	Number of			Shares or	Shares or	Units or		Shares,
		Underlying	Underlying	Securities			Units of	Units of	Other		Units or
		Unexercised	Unexercised	Underlying	Option		Stock that	Stock that	Rights that		Other Rights
		Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	Have Not		that Have Not
		Exercisable	Unexercisable	Unearned	Price	Expiration	Vested	Vested	Vested		Vested
Name	Grant Date	(#)(1)(2)	(#)(1)	Options (#)	($)	Date	(#)(1)(3)	($)(4)	(#)(1)		($)(4)

L. P. Hassey	2/21/2008						10,776	594,620
	2/18/2009						40,195	2,217,960	40,194	(5)	2,217,905
	2/18/2009								245,613	(6)	13,552,925
	2/24/2010						21,567	1,190,067	21,567	(5)	1,190,067
	2/24/2010								49,306	(6)	2,720,705
R. J. Harshman	1/24/2003	10,000	—	—	$5.70	1/24/2013
	2/12/2003	5,000	—	—	$3.63	2/12/2013
	2/21/2008						3,168	174,810
	2/18/2009						11,816	652,007	11,815	(5)	651,952
	2/18/2009								72,201	(6)	3,984,051
	2/24/2010						6,340	349,841	6,339	(5)	349,786
	2/24/2010								14,494	(6)	799,779
J. D. Walton	1/24/2003	10,000	—	—	$5.70	1/24/2013
	2/12/2003	5,000	—	—	$3.63	2/12/2013
	2/21/2008						3,168	174,810
	2/18/2009						11,816	652,007	11,815	(5)	651,952
	2/18/2009								72,201	(6)	3,984,051
	2/24/2010						6,340	349,841	6,339	(5)	349,786
	2/24/2010								14,494	(6)	799,779
D. G. Reid	2/21/2008						1,747	96,399
	2/18/2009						6,515	359,498	6,515	(5)	359,498
	2/18/2009								39,810	(6)	2,196,716
	2/24/2010						3,496	192,909	3,495	(5)	192,854
	2/24/2010								7,992	(6)	440,999
T. L. Dunlap	2/21/2008						2,280	125,810
	2/18/2009						8,834	487,460	8,834	(5)	487,460
	2/18/2009								53,982	(6)	2,978,727
	2/24/2010						4,740	261,553	4,740	(5)	261,553
	2/24/2010								10,836	(6)	597,930
L. D. Davis	2/21/2008						1,824	100,648
	2/18/2009						7,951	438,736	7,950	(5)	438,681
	2/18/2009								48,582	(6)	2,680,755
	2/24/2010						4,266	235,938	4,266	(5)	235,398
	2/24/2010								9,753	(6)	538,171

(1)	This table relates to vested but unexercised options to purchase Company Common Stock outstanding as of December 31, 2010 and shares of performance/restricted stock awarded under the PRSP and awards under the TSRP that have not vested for performance measurement periods ending in 2011 and 2012.

(2)	Stock options awarded to named officers vested in equal amounts annually over three years from their respective dates of grant.

(3)	Consists of shares of time-based restricted stock under the PRSP. The number of shares reported in this column represents the number of shares that would be awarded pursuant to the time-based vesting portion of the PRSP grants made in 2008, 2009 and 2010. Such shares may vest earlier upon the Company’s achievement of certain levels of net income during the applicable performance measurement period.

(4)	Amounts were calculated using $55.18 per share, the closing price of Company Common Stock at December 31, 2010.

(5)	Consists of shares of performance-based restricted stock under the PRSP. The number of shares reported represents the number of shares that would be awarded if the applicable performance measure under the PRSP for the 2009-2011 and 2010-2012 performance measurement periods are met at the end of the applicable performance measurement periods. The performance criteria for the 2008-2010 PRSP grant was not achieved at December 31, 2010 and therefore, those shares were forfeited by the participants.

(6)	Represents the number of shares that would be awarded if the next higher performance measure was achieved under the TSRP. In accordance with applicable SEC rules and interpretations, for the 2008-2010 performance measurement period, performance is disclosed at target because performance under the TSRP for the portion of the award period ended December 31, 2010 exceeded the threshold level but was less than the target level. For the 2009-2011 performance measurement period, performance is disclosed at maximum because performance under the TSRP for the portion of the award period ended December 31, 2010 exceeded the target level.

Option Exercises and Stock Vested for 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

L. P. Hassey	0	0	37,535	2,182,129
R. J. Harshman	0	0	14,587	828,977
J. D. Walton	0	0	9,849	578,929
D. G. Reid	0	0	2,818	181,338
T. L. Dunlap	0	0	12,534	704,043
L. D. Davis	0	0	10,913	609,976

(1)	Consists of shares awarded based on performance pursuant to the TSRP at the 87th percentile and shares of restricted stock awarded on January 3, 2010 pursuant to the PEPP, in the following amounts, respectively, for the named officers: Mr. Hassey, 17,384 and 20,151; Mr. Harshman, 5,110 and 9,477; Mr. Walton, 5,110 and 4,739; Mr. Reid, 2,818 (TSRP only); Mr. Dunlap, 3,677 and 8,857; and Mr. Davis, 2,941 and 7,972. Performance-based shares granted under the 2008-2010 PRSP were forfeited as of December 31, 2010.

(2)	For TSRP awards, amounts were calculated using $64.35 per share, which was the average of the high and low trading prices of Company Common Stock on January 28, 2011, the business day prior to the award payment date. For PEPP awards, amounts were calculated using $52.775 per share, which was the average of the high and low trading prices of Company Common Stock on December 15, 2010, the business day prior to the award payment date.

Pension Benefits for 2010

			Present	Payments
		Number of	Value of	During
		Years Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)(1)	($)(2)	($)

L. P. Hassey	Supplemental Pension Plan	7	5,563,555	0
R. J. Harshman	ATI Pension Plan	28	2,003,726	0
	ATI Benefit Restoration Plan	21	3,408,490	0
	Supplemental Pension Plan	10	1,521,569	0
J. D. Walton	ATI Pension Plan	20	1,456,938	0
	Supplemental Pension Plan	25	3,054,134	0
D. G. Reid	ATI Pension Plan	25	1,754,589	0
	ATI Benefit Restoration Plan	18	528,192	0
	Supplemental Pension Plan	10	889,005	0
T. L. Dunlap	ATI Pension Plan	5	25,504	0
L. D. Davis	ATI Pension Plan	34	1,099,014	0
	ATI Benefit Restoration Plan	34	3,022,125	0

(1)	Years of credited service reflect the number of years of service used for determining benefits for each individual during their participation under the respective plans.

(2)	The present value of accumulated benefit as of December 31, 2010 is computed using the relevant actuarial assumptions consistent with those used to value the Company’s defined benefit pension plans in the Company’s 2010 audited financial statements.

ATI Pension Plan

The Company maintains a qualified defined benefit pension plan, called the Allegheny Technologies Incorporated Pension Plan (“ATI Pension Plan”), which has a number of benefit formulas that apply separately to various groups of employees and retirees. In general, the variances among formulas are determined by work location and job classification. A principal determinant is whether an employee was employed by Allegheny Ludlum Corporation (“Allegheny Ludlum”), as in the case of Messrs. Walton and Dunlap, or by Teledyne, Inc. (“TDY”), as in the case of Messrs. Harshman, Reid and Davis, in 1996 when those corporations were combined to form the Company. Mr. Hassey does not participate in the ATI Pension Plan under any formula.

Allegheny Ludlum ceased pension accruals under its pension formula in 1988, except for employees who then met certain age and service criteria. Mr. Walton and Mr. Dunlap have modest frozen benefits under the Allegheny Ludlum formula.

Both the Allegheny Ludlum formula and the TDY formula multiply years of service by compensation and then by a factor to produce a benefit which, in turn, is reduced with respect to Social Security amounts payable to determine a monthly amount payable as a straight life annuity. Participants can choose alternate benefit forms, including survivor benefits. The Allegheny Ludlum and TDY definitions of service and compensation differ somewhat, as do the factors used in the respective formulas. However, the differences in the resulting benefits between the two formulas are small for the named officers to which they apply.

Upon becoming a corporate employee, Messrs. Harshman and Reid ceased receiving credit for service under the TDY formula after having been credited with approximately twenty-one and eighteen years of service, respectively, under that formula. Mr. Davis actively participates in the ATI Pension Plan.

As an alternative benefit under the ATI Pension Plan, if greater than the benefit under the applicable Allegheny Ludlum or TDY formula, Messrs. Harshman and Walton participate in the ATI Pension Plan at specified, actuarially determined accrual rates per year that do not exceed annual accrual rates permitted under the Code. No benefits were accrued for any named officer in 2010 under this alternate benefit provision.

Normal retirement age under the ATI Pension Plan is age 65. Participants can retire with immediate commencement of an undiscounted accrued benefit at the normal retirement age or after thirty years of service regardless of age. Participants can retire prior to attaining age 65 or thirty years of service with benefit payments discounted for early payment at age 62 with at least ten years of service or, with a greater discount, at age 55 with at least ten years of service.

ATI Benefit Restoration Plan

Under the non-qualified ATI Benefit Restoration Plan, the Company accrues benefits for the named officers that restores to eligible named officers the amounts that cannot be paid to them under the terms of the Company’s defined contribution plans or the defined benefit plan (the ATI Pension Plan), in either case due to the limitations set forth in the Code. All named officers are eligible to participate in the ATI Benefit Restoration Plan to the extent of benefits that cannot be accrued under the defined contribution plan in which the respective named officer participates. Messrs. Harshman, Reid and Davis also participate in the ATI Benefit Restoration Plan to the extent of benefits that cannot be accrued under the ATI Pension Plan. Distributions under the ATI Benefit Restoration Plan are available only at the times and in the same forms as under the Retirement Savings Plan, subject to payment delays to comply with Section 409A of the Code.

Supplemental Pension Plan

In addition, the Company has established a Supplemental Pension Plan that provides certain key employees of the Company and its subsidiaries, including Messrs. Hassey, Harshman, Walton and Reid (or their beneficiaries in the event of death), with monthly payments in the event of retirement, disability or death, equal to 50% of monthly base salary as of the date of retirement, disability or death. Monthly retirement benefits start following the end of the two-month period after the later of (i) age 62, if actual retirement occurs prior to age 62 but after age 58 with the approval of the Board of Directors, or (ii) the date actual retirement occurs, and generally continue for a 118-month period. The plan describes the events that will terminate an employee’s participation in the plan. With respect to Mr. Hassey, one year of payment is accrued for each year of service, to a maximum of ten years. Mr. Walton is a party to a letter agreement by which the Company agrees to pay him (or his beneficiary) a number of monthly installments, each in the amount of one half of his monthly base compensation measured at the date of his retirement, equal to the number of months that Mr. Walton remains an employee of the Company after his 65th birthday commencing after all payments due to him under the Company’s Supplemental Pension Plan have been made.

Nonqualified Deferred Compensation for 2010

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	In Last FY	In Last FY	In Last FY	Distributions	at Last FYE
Name	($)(1)	($)(1)	($)(2)	($)	($)

L. P. Hassey	0	370,786	65,324	0	2,283,241
R. J. Harshman	0	129,701	23,816	0	833,951
J. D. Walton	0	115,607	28,999	0	1,027,090
D. G. Reid	0	52,347	11,478	0	616,886
T. L. Dunlap	0	47,769	12,915	0	458,477
L. D. Davis	0	0	0	0	0

(1)	Reflects contributions made pursuant to the defined contribution portion of the ATI Benefit Restoration Plan. Under the terms of the plan, the participants do not contribute; only the Company contributes to the plan on the participants’ behalf. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2010. Also includes incremental accruals in the account for the benefit of Mr. Reid under the Executive Deferred Compensation Plan, which ceased accepting new contributions from participants in 2003.

(2)	Aggregate earnings for the ATI Benefit Restoration Plan are calculated using the fiscal year end balance, including current year contributions, multiplied by the interest rate on the Fixed Income Fund investment option in the Company’s qualified defined contribution plan. For 2010, this rate was 3.12%.

Employment AND CHANGE IN CONTROL AGREEMENTS

Employment Agreements

Mr. Hassey

In August 2003, the Company entered into an employment agreement with L. Patrick Hassey in connection with his employment as President and Chief Executive Officer, effective October 1, 2003. The agreement has an initial term of three years and renews automatically each month thereafter for a successive three-year term absent notice from one party to another of termination. Under the terms of his employment agreement, Mr. Hassey is paid an annual base salary of at least $850,000. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City, Utah residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft so that he can maintain a full schedule with the Company. Mr. Hassey’s use of Company leased aircraft for these purposes is a provision of Mr. Hassey’s employment agreement with the Company. In addition, under the terms of the employment agreement, Mr. Hassey is entitled to participate in the Annual Incentive Plan and the Company’s other executive compensation programs, including the TSRP, the KEPP and the Supplemental Pension Plan on the terms outlined above. Mr. Hassey is bound by a confidentiality provision, and he is subject to non-competition and non-interference covenants during the term of his employment and for one year thereafter. Also, a non-disparagement provision survives for 24 months following the termination of his employment.

The agreement also provides that:

•	if the Company terminates Mr. Hassey’s employment for reasons other than “cause”, which is defined in the agreement to mean

(i)	a willful failure to perform substantially his duties after a written demand for substantial performance is given,

(ii)	willful engagement in illegal conduct or gross misconduct, or

(iii)	the breach of a fiduciary duty involving personal profit;

•	Or, if Mr. Hassey resigns for “good reason”, which is defined in the agreement to mean:

(i)	the assignment of duties inconsistent with position,

(ii)	failure by the Company to pay compensation and benefits when due other than a failure not occurring in bad faith,

(iii)	relocation of Company headquarters outside of Pittsburgh, Pennsylvania or requiring substantially more business travel,

(iv)	purported termination other than as expressly permitted in the agreement, or

(v)	failure by the Company to cause a successor corporation to adopt and perform under the agreement;

then Mr. Hassey will receive all payments and obligations accrued through the date of his termination, as well as a cash severance payment equal to:

•	three times the sum of his then-current annual base salary plus the amount of AIP bonus payable for the year of termination at the greater of actual-to-date performance or target;

•	all accrued benefits under all qualified and nonqualified pension, retirement and other plans in which he participates;

•	accelerated vesting of stock options and stock-based rights which shall remain exercisable until the earlier of their expiration or three years from the date of termination;

•	earned but not yet paid TSRP or other equity-based awards; and

•	continued health and life insurance benefits for 36 months following the date of termination, unless such termination or resignation occurs after a change in control.

A “change in control” is defined to include:

(i)	the acquisition by an individual or entity of 20% or more of Company voting stock,

(ii)	incumbent directors ceasing to constitute a majority of the Board,

(iii)	approval by Company stockholders of a reorganization, merger or consolidation,

(iv)	approval by the Company stockholders of a liquidation or sale or disposition of 60% in value of the Company’s assets, or

(v)	the occurrence of any of the preceding events within 90 days prior to the date of termination.

If such termination or resignation occurs within one year after a change in control, Mr. Hassey will receive all payments and obligations accrued through the date of his termination, as well as a cash severance payment equal to:

•	three times the sum of his then-current annual base salary plus the amount of AIP payable for the year at the greater of actual-to-date performance or target;

•	all accrued benefits under all qualified and nonqualified pension, retirement and other plans in which he participates;

•	accelerated vesting of stock options and stock-based rights which shall remain exercisable until the earlier of their expiration or three years from the date of termination;

•	payments with respect to the TSRP and KEPP for the completed and uncompleted performance measurement periods;

•	vesting of equity-based awards at the target level of performance;

•	continued health and life insurance benefits for 36 months following the date of termination; and

•	reimbursement for taxes, including excise taxes, assessed.

Mr. Walton

The Company entered an employment agreement with Jon D. Walton in connection with the combination of Allegheny Ludlum Corporation and Teledyne, Inc. in 1996. The initial term under the agreement was three years, but by its terms, the agreement renews automatically each month absent notice from one party to the other, so that the then remaining term is one year. The agreement provides for the payment of base salary as well as for eligibility to participate in incentive compensation, equity compensation, employee and fringe benefit plans offered to senior executives of the Company. The agreement generally terminates prior to the expiration date without breach by any party in the event of Mr. Walton’s death, disability or voluntary resignation. The Company may also terminate the agreement for cause (defined consistently with “cause” under Mr. Hassey’s agreement) without breach by it. If Mr. Walton resigns for good reason (which is defined to include demotion, reduction in base pay or movement of corporate headquarters), or if the Company terminates his employment for reasons other than cause or disability, then Mr. Walton is entitled to receive continued payment of his base salary through the date of termination, as well as payments equal to:

•	his base pay for the remaining term of the agreement;

•	cash bonus, determined based on actual financial results;

•	service credit for the period of the remaining term of the agreement under Company deferred compensation plans and the ATI Benefit Restoration Plan, and full vesting under such plans;

•	reimbursement of certain legal and tax audit fees; and

•	continued participation in certain compensation and employee benefit plans for the remainder of the term, including certain supplemental pension benefits.

Mr. Walton is subject to a confidentiality covenant and is bound by a non-competition provision during the term of his employment.

Change in Control Severance Agreements

The Company has entered into certain change in control severance agreements with the named officers (other than Mr. Hassey) and other key employees to assure the Company that it will have the continued support of the executive and the availability of the executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control. The Company entered into amended and restated change in control severance agreements with the named officers (other than Mr. Hassey) effective as of December 31, 2008 to account for certain changes in the Code; no other changes to the terms of the agreement were made.

Under the agreements, a “change in control” is defined as:

(i)	the Company’s actual knowledge that (x) an individual or entity has acquired beneficial ownership of 20% or more of the voting power of Company stock or (y) persons have agreed to act together for the purpose of acquiring 20% or more of the voting power of Company stock,

(ii)	the completion of a tender offer pursuant to which 20% or more of the voting power of Company stock has been acquired,

(iii)	the occurrence of a successful solicitation electing or removing 50% of the members of the Board or the Board consisting less than 51% of continuing directors, or

(iv)	the occurrence of a merger, consolidation, sale or similar transaction.

In general, the agreements provide for the payment of severance benefits if a change in control occurs, and within 24 months after the change in control either:

•	the Company terminates the executive’s employment with the Company without “cause”, which is defined to mean a felony conviction, breach of fiduciary duty involving personal profit, or intentional failure to perform stated duties after 30 days’ notice to cure; or

•	the executive terminates employment with the Company for “good reason”, which is defined to mean:

(i)	a material diminution of duties, responsibilities or status or the assignment of duties inconsistent with position,

(ii)	relocation more than 35 miles from principal job location,

(iii)	reduction in annual salary or material reduction in other compensation or benefits,

(iv)	failure by the Company to cause a successor corporation to adopt and perform under the agreement, or

(v)	purported termination other than as expressly permitted in the agreement.

In addition to amounts accrued through the date of termination, an employee entitled to severance benefits under a change in control agreement will be paid a lump sum cash payment within thirty days of the date of termination equal to the sum of:

•	base salary plus annual bonus at the greater of target or the actual level of performance achieved through the date of termination projected through the end of the year times a multiple (which is 3x for Messrs. Harshman and Walton and 2x for Messrs. Reid, Dunlap and Davis);

•	prorated annual incentive for the then uncompleted year measured at the greater of target or the level of performance achieved through the date of termination projected through the end of the year; and

•	the value of all long term incentive awards for then uncompleted measurement periods determined at the greater of target or actual performance levels achieved to the date of termination projected through the remainder of the measurement period.

An employee eligible for severance will also be provided:

•	the continuation of perquisites and welfare benefits for a period (36 months for Messrs. Harshman and Walton and 24 for Messrs. Reid, Dunlap and Davis);

•	reimbursement for outplacement services up to $25,000 for Messrs. Harshman and Walton and $15,000 for Messrs. Reid, Dunlap and Davis; and

•	the number of years corresponding to the applicable multiples above of credited service and full vesting under the Company’s supplemental pension plans in which the executive participates.

The agreements also provide for the lifting of restrictions on stock awarded. Also, the Company will pay the employee a gross-up payment for excise taxes, if necessary.

The agreements have a term of three years, which three-year term will continue to be extended until either party gives written notice that it no longer wants to continue to extend the term. If a change in control occurs during the term, the agreements will remain in effect for the longer of three years or until all obligations of the Company under the agreements have been fulfilled.

In 2010, the Personnel and Compensation Committee reviewed the then change in control valuation, as well as the purposes and effects of the agreements, and determined that it is in the Company’s best interests to retain the change in control agreements on their terms and conditions as amended.

Potential Payments Upon Termination or Change in Control

The tables below reflect estimates of the amount of compensation in addition to the amounts shown in the compensation tables to each of the named officers of the Company in the event of termination of such executive’s employment. The amount of enhanced compensation payable to each named officer upon voluntary termination, retirement, involuntary not for cause termination, for cause termination, involuntary or good reason termination within 24 months following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and are estimates of the amounts which would be paid out to the executives upon their termination. On December 31, 2010, the closing price of Company Common Stock on the NYSE was $55.18. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For purposes of the tables, calculations are based on the greater of the target award or the value earned for actual performance against the preset performance goals thorough the assumed date of termination. The actual performance to the assumed date of termination is projected through the remainder of the uncompleted performance measurement periods. Further, the tables show annual bonus amounts at the actual level of performance for 2010. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a named officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the savings portion of the Retirement Savings Plan and the Benefit Restoration Plan;

•	unused vacation pay; and

•	amounts accrued and vested through the ATI Pension Plan and Supplemental Pension Plan.

Payments Made Upon Retirement

In the event of the retirement of a named officer, in addition to the items identified above, such officer will be entitled to (subject to the Company’s consent for certain amounts):

•	retain any outstanding stock options for the remainder of the outstanding ten-year term;

•	receive a prorated share of each outstanding TSRP award upon the completion of such cycle when, if and to the extent such award is earned during the applicable performance measurement period;

•	receive all outstanding shares of time-vested performance/restricted stock when the restrictions on such shares lapse upon the passage of time or the achievement of the applicable performance criteria;

•	receive all outstanding shares of performance-based performance/restricted stock when, if and to the extent that such award is earned during the applicable performance measurement period;

•	receive that portion of the outstanding KEPP awards that were earned at the time of retirement and a prorated share of the remaining portion of each outstanding KEPP award;

•	receive payments under the Supplemental Pension Plan, beginning two months after retirement, subject to Section 409A of the Internal Revenue Code;

•	receive health and welfare benefits until age 65 and receive health and welfare benefits for dependants, as applicable, subject to the limitations applicable to all salaried employees; and

•	receive life insurance benefits until death.

Consent of the Company is required for payments of the TSRP, performance/restricted stock and KEPP awards described above upon retirement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate, each as generally available to all salaried employees. In addition, all outstanding performance/restricted share awards vest on the death of a named officer.

Payments Made Upon a Change in Control

As described in the “Employment and Change in Control Agreements” section, the Company is a party to an employment agreement with Mr. Hassey and a change in control severance agreement with each other named officer that provides the named officer with payments in the event his employment is terminated by the Company for reasons other than cause or by the named officer for good reason (defined to include diminishment of pay, benefits, title or job responsibilities or transfer from the home office) within 24 months after a change in control. See the information under the caption “Employment and Change in Control Agreements” for definitions. The tables below illustrate the amount of payments due in various circumstances.

As noted, the column “Involuntary or Good Reason Termination (w/in 24 Months of a Change in Control)” assumes that there was a change in control at the December 31, 2010 closing price of $55.18 per share and all of the named officers had a triggering event on December 31, 2010 and all cash amounts due, all deferred compensation enhancements and all potential benefit payments were to be paid in a single lump sum. The aggregate payments to the named officers would be approximately 1.5% of the indicated transaction value of $5.5 billion, which represents the Company’s approximate equity market capitalization value at December 31, 2010.

L. Patrick Hassey ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	7,733	0	7,733	0	0
Compensation:
AIP	0	0	0	0		0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	8,005	8,005	0	8,005	8,005	8,005
TSRP	0	12,117	12,117	0	12,117	12,117	12,117
KEPP	0	1,535	1,535	0	2,160	1,535	1,535
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	0	0	0
Non-qualified defined benefit plan	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	49	0	49	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	0	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	21,657	29,439	0	30,064	21,657	21,657

For 12 months after termination, Mr. Hassey is obligated to refrain from competing with the Company and soliciting employees or customers of the Company, and for 24 months after termination, Mr. Hassey is obligated to refrain from disparaging the Company.

Richard J. Harshman ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	4,960	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	2,353	0	0	2,353	2,353	2,353
TSRP	0	3,562	0	0	3,562	3,562	3,562
KEPP	0	722	0	0	1,016	722	722
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	195	0	0
Non-qualified defined benefit plan	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	0	0	49	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	25	0	0
Supplemental Pension Plan:	0	0	0	0	3,100	0	0
Total	0	6,637	0	0	15,260	6,637	6,637

Jon D. Walton ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	882	0	3,527	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	2,353	2,353	0	2,353	2,353	2,353
TSRP	0	3,562	3,562	0	3,562	3,562	3,562
KEPP	0	722	722	0	1,016	722	722
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	86	0	139	0	0
Non-qualified defined benefit plan	0	0	0	0	219	0	0
Health & Welfare Benefits	0	0	49	0	49	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	25	0	25	0	0
Supplemental Pension Plan:	0	0	105	0	4,326	0	0
Total	0	6,637	7,784	0	15,216	6,637	6,637

Dale G. Reid ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	1,820	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	1,298	0	0	1,298	1,298	1,298
TSRP	0	1,964	0	0	1,964	1,964	1,964
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	74	0	0
Non-qualified defined benefit plan	0	0	0	0	396	0	0
Health & Welfare Benefits	0	0	0	0	49	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	1,761	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	1,750	0	0
Total	0	3,262	0	0	9,127	3,262	3,262

Terry L. Dunlap ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	2,142	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	1,750	0	0	1,750	1,750	1,750
TSRP	0	2,663	0	0	2,663	2,663	2,663
KEPP	0	675	0	0	949	675	675
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	87	0	0
Non-qualified defined benefit plan	0	0	0	0	13	0	0
Health & Welfare Benefits	0	0	0	0	49	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	5,088	0	0	7,668	5,088	5,088

Lynn D. Davis ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	1,928	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	1,549	0	0	1,549	1,549	1,549
TSRP	0	2,397	0	0	2,397	2,397	2,397
KEPP	0	605	0	0	854	605	605
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	18	0	0
Non-qualified defined benefit plan	0	0	0	0	572	0	0
Health & Welfare Benefits	0	0	0	0	49	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	4,551	0	0	7,382	4,551	4,551

Ratification of Selection of Independent Auditors — Item D on Proxy Card

Ernst & Young LLP (“Ernst & Young”) has served as independent auditors for the Company since August 15, 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. The Audit Committee of the Board of Directors believes that Ernst & Young is knowledgeable about the Company’s operations and accounting practices and is well qualified to act in the capacity of independent auditors.

In appointing Ernst & Young as the Company’s independent auditors for the fiscal year ending December 31, 2011, and making its recommendation that stockholders ratify the selection, the Audit Committee considered whether the audit and non-audit services Ernst & Young provides are compatible with maintaining the independence of the our outside auditors.

If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of Ernst & Young as the Company’s independent auditors.

Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2011.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young before the firm is retained to perform the service. Under this policy, the engagement terms and fees of all audit services and all audit-related services are subject to the specific pre-approval of the Audit Committee. In addition, while the Committee believes that the independent auditor may be able to provide tax services to the Company without impairing the auditor’s independence, absent unusual circumstances, the Audit Committee does not expect to retain the independent auditor to provide tax services. Under the policy, the Committee has delegated limited pre-approval authority to the Chair of the Committee with respect to permitted, non-tax related services; the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young in 2010 and 2009.

Independent Auditor: Services and Fees

The fees and expenses billed by Ernst & Young for the indicated services performed during 2010 and 2009 were as follows:

Service	2010	2009

Audit fees	$2,881,000	$2,973,000
Audit-related fees	311,000	335,000
Tax fees	—	—
All other fees	2,000	2,000

Total	$3,194,000	$3,310,000

“Audit fees” consisted of fees related to the annual audit of the Company’s consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, audit and attestation services related to statutory or regulatory filings, the issuance of consents, and captive insurance company audits.

“Audit-related fees” consisted of fees related to the audits of employee benefit and pension plans, compliance audits, and assurance procedures relating to debt and equity offerings.

“All other fees” consisted of subscriptions to Ernst & Young’s web-based EYOnline accounting reference library.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2010, which include the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010, and the notes thereto (collectively, the “Financial Statements”).

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, are responsible for performing an independent audit of the Company’s Financial Statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. One of the Audit Committee’s responsibilities is to monitor and oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting.

The Audit Committee has reviewed, met and held discussions with the Company’s management, internal auditors, and the independent auditors regarding the Financial Statements, including a discussion of quality, not just acceptability, of the Company’s accounting principles, and Ernst & Young’s judgment regarding these matters.

The Audit Committee discussed with the Company’s internal auditors and independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§ 380). The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Ernst & Young matters required to be discussed by applicable auditing standards.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has also considered the compatibility of non-audit services with Ernst & Young’s independence. This information was also discussed with Ernst & Young.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors at the February 25, 2011 meeting of the Board that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission. The Board has approved this inclusion.

Submitted by:
AUDIT COMMITTEE, whose members are:
Michael J. Joyce, Chairman
James C. Diggs
Barbara S. Jeremiah
Louis J. Thomas
John D. Turner

OTHER BUSINESS

The Company knows of no business that may be presented for consideration at the meeting other than the items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies on your proxy card may vote at their discretion.

Following adjournment of the formal business meeting, L. Patrick Hassey, Chairman and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Personnel and Compensation Committee is an officer or employee of the Company, and no member of the Committee has a current or prior relationship, and no officer who is a statutory insider of the Company, has a relationship to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

CERTAIN TRANSACTIONS

The Board of Directors has adopted a written Statement of Policy with respect to Related Party Transactions (the “Policy”). The Policy applies to transactions or arrangements between the Company and a related person (namely directors, executive officers, and their immediate family members, and 5% stockholders) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K. Under the Policy, no related party transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board of Directors. The Audit Committee is primarily responsible for approving and ratifying related party transactions, and in doing so, will consider all matters it deems appropriate, including the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by the Company, and whether the terms of the transaction are comparable to those available to third parties.

OTHER INFORMATION

Annual Report on Form 10-K

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO THE CORPORATE SECRETARY, ALLEGHENY TECHNOLOGIES INCORPORATED, 1000 SIX PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222-5479 OR (412) 394-2800.

Proxy Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

The Company has engaged Morrow & Co., LLC to help solicit proxies from brokers, banks and other nominee holders of Common Stock at a cost of $9,000 plus expenses. Our employees may also solicit proxies for no additional compensation.

On behalf of the Board of Directors:

Jon D. Walton
Corporate Secretary
Dated: March 9, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time April 28, 2011. INTERNET http://www.proxyvoting.com/ati Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. Allegheny Technologies OR Incorporated TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 93584 FOLD AND DETACH HERE Please mark your votes as indicated in this example X This proxy, when properly executed, will be voted as directed herein, but if you do not specify a vote, the proxies will vote FOR Items A, B and D, and for every “1 year” for Item C, and in their discretion on other matters. The Board of Directors recommends a vote FOR Items A, B and D: A. Election of the three nominees as directors: FOR AGAINST ABSTAIN FOR all nominees WITHHOLD B. Advisory vote to approve the compensation of the (except as indicated) from all nominees *EXCEPTIONS Company’s named officers. The Board of Directors recommends that the 1 year 2 years 3 years Abstain advisory vote in Item C occur every 1 year. 01 James C. Diggs C. Advisory vote on whether the advisory vote to 02 J. Brett Harvey approve the compensation of the Company’s 03 Michael J. Joyce named officers should occur every one, two or three years. FOR AGAINST ABSTAIN (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) D. Ratification of the selection of Ernst & Young LLP as *Exceptions independent auditors for 2011. Please check here to request an admission ticket to the Meeting. Mark Here for Address Change or Comments SEE REVERSE Please sign EXACTLY as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Signature Signature Date

Dear Stockholder, Enclosed or available on the Internet at http://bnymellon.mobular.net/bnymellon/ati are materials relating to the Allegheny Technologies 2011 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Your vote is important. Please vote your proxy promptly whether or not you expect to attend the meeting. You may vote by toll-free telephone, by Internet or by signing and returning the proxy card (above) in the enclosed postage-paid envelope. Jon D. Walton Corporate Secretary EASY WAYS TO SAVE THE COMPANY MONEY 1. Please consider voting by Telephone (1-866-540-5760); or Internet (http://www.proxyvoting.com/ati). 2. Please consider consenting to view the Company’s future Annual Reports and Proxy Statements electronically, via the Internet. In order to consent, go to the website of Allegheny Technologies’ Transfer Agent, http://www.bnymellon.com/shareowner/equityaccess, and follow the prompts. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ati FOLD AND DETACH HERE ALLEGHENY TECHNOLOGIES INCORPORATED PROXY FOR 2011 ANNUAL MEETING Solicited on Behalf of the Board of Directors of Allegheny Technologies Incorporated The undersigned hereby appoints Richard J. Harshman, Jon D. Walton and Marissa P. Earnest or any of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the registered stockholder named herein is entitled to vote with all powers which the stockholder would possess if personally present, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on April 29, 2011, and any adjournments thereof, upon the matters set forth on the reverse side of this card, and, in their discretion, upon such other matters as may properly come before such meeting. STOCKHOLDERS MAY VOTE BY TOLL-FREE TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR STOCKHOLDERS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you wish to use this card to vote your shares, please vote, date and sign on the reverse side. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 93584

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time on April 25, 2011. Allegheny Technologies Incorporated INTERNET http://www.proxyvoting.com/ati-emp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your voting instruction card by Internet or by telephone, you do NOT need to mail back your voting instruction card. To vote by mail, mark, sign and date your voting instruction card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the Mercer Trust Company to vote your shares in the same manner as if you marked, signed and returned your voting instruction card. FOLD AND DETACH HERE Please mark your votes as indicated in this example This proxy, when properly executed, will be voted as directed herein, but if you do not specify a vote, the proxies will vote FOR Items A, B and D, and for every “1 year” for Item C, and in their discretion on other matters. The Board of Directors recommends a vote FOR Items A, B and D: A. Election of the three nominees as directors: FOR FOR all nominees WITHHOLD (except as indicated) from all nominees *EXCEPTIONS 01 James C. Diggs 02 J. Brett Harvey 03 Michael J. Joyce (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions FOR AGAINST ABSTAIN B. Advisory vote to approve the compensation of the Company’s named officers. The Board of Directors recommends that the 1 year 2 years 3 years Abstain advisory vote in Item C occur every 1 year. C. Advisory vote on whether the advisory vote to approve the compensation of the Company’s named officers should occur every one, two or three years. FOR AGAINST ABSTAIN D. Ratification of the selection of Ernst & Young LLP as independent auditors for 2011. Please check here to request an admission ticket to the Meeting. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Please sign EXACTLY as your name appears above.

llegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan Allegheny Technologies Retirement Savings Plan Savings and Security Plan of the Lockport and Waterbury Facilities The 401(k) Savings Account Plan For Employees of the Washington Plate Plant The 401(k) Plan 401(k) Savings Account Plan for Employees of the Exton Facility TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products ATI Precision Finishing, LLC Employees’ 401(k) and Profit Sharing Plan Hourly 401(k) Plan for Represented Employees at Midland and Louisville As a Plan participant, you have the right to direct Mercer Trust Company, the Trustee of the above Plans, how to vote the shares of Allegheny Technologies Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may vote by telephone, Internet or by completing, signing and returning the voting instruction card (above). A postage-paid return envelope is enclosed. The Trustee must receive your voting instructions by April 25, 2011. If the Trustee does not receive your instructions by April 25, 2011, the Trustee shall vote your shares as the Plan Administrator directs. You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-Plan shares must be voted separately from your Plan shares. EASY WAY TO SAVE THE COMPANY MONEY: Please consider voting by telephone (1-866-540-5760); or Internet (http://www.proxyvoting.com/ati-emp) Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ati FOLD AND DETACH HERE ALLEGHENY TECHNOLOGIES INCORPORATED VOTING INSTRUCTION CARD FOR 2011 ANNUAL MEETING • Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan • Allegheny Technologies Retirement Savings Plan • Savings and Security Plan of the Lockport and Waterbury Facilities • The 401(k) Savings Account Plan For Employees of the Washington Plate Plant • The 401(k) Plan • 401(k) Savings Account Plan for Employees of the Exton Facility • TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products • ATI Precision Finishing, LLC Employees’ 401(k) and Profit Sharing Plan • Hourly 401(k) Plan for Represented Employees at Midland and Louisville The undersigned hereby directs Mercer Trust Company, the Trustee of the above Plans, to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on April 29, 2011, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before such meeting. PLAN PARTICIPANTS MAY GIVE DIRECTIONS BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR PARTICIPANTS MAY GIVE DIRECTIONS BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you wish to use this card to vote your shares, please vote, date and sign on the reverse side. WO# 93584-bl